Exhibit 10.11.7

THIRD AMENDED AND RESTATED
CRUDE OIL GATHERING AGREEMENT
consisting of the
THIRD AMENDED AND RESTATED
AGREEMENT TERMS AND CONDITIONS RELATING TO
CRUDE OIL GATHERING SERVICES
taken together with the applicable
THIRD AMENDED AND RESTATED
AGREEMENT ADDENDUM
now or in the future effective

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Third Amended and Restated
Crude Oil Gathering Agreement

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Third Amended and Restated
Crude Oil Gathering Agreement

ARTICLE 17	OTHER PROVISIONS	54
Section 17.1	Relationship of the Parties	54
Section 17.2	Notices	55
Section 17.3	Entire Agreement; Conflicts	55
Section 17.4	Waivers; Rights Cumulative	55
Section 17.5	Amendment	56
Section 17.6	Governing Law; Arbitration	56
Section 17.7	Parties in Interest	56
Section 17.8	Preparation of Agreement	56
Section 17.9	Severability	56
Section 17.10	Counterparts	57
Section 17.11	Confidentiality	57

EXHIBITS

EXHIBIT A	SERVICE AREA
EXHIBIT B	DOWNTIME FEE REDUCTION
EXHIBIT C	RESERVED
EXHIBIT D	INSURANCE
EXHIBIT E	FORM OF RECORDING MEMORANDUM

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Third Amended and Restated
Crude Oil Gathering Agreement

THIRD AMENDED AND RESTATED
AGREEMENT TERMS AND CONDITIONS RELATING TO
CRUDE OIL GATHERING SERVICES
These THIRD AMENDED AND RESTATED AGREEMENT TERMS AND CONDITIONS RELATING TO CRUDE OIL GATHERING SERVICES (these “Agreement Terms and Conditions”) are dated as of November 14, 2019 (the “T&C Effective Date”) and (i) shall be effective with respect to each Agreement Addendum to which these Agreement Terms and Conditions are incorporated into and made a part, and shall replace and supersede any previous Agreement Terms and Conditions as of the T&C Effective Date, (ii) shall apply to any subsequently executed Agreement Addendum entered into by any Producer and any Midstream Co expressly referencing and incorporating these Agreement Terms and Conditions, and (iii) taken together with each such existing or future Agreement Addendum shall constitute, in each case, a single Agreement, separate and apart from any other Agreement governed by these Agreement Terms and Conditions.
Recitals:
A.Producer owns rights, title and interests in certain oil and gas leases and other interests located within the Service Area (defined below) that require services related to the gathering of hydrocarbons.
B.Producer wishes to obtain such gathering services from each Midstream Co (defined below) that executes and delivers a Midstream Agreement Addendum (defined below) pursuant to these Agreement Terms and Conditions, as modified by the applicable Midstream Agreement Addendum.
C.Producer desires to dedicate all crude oil it Controls (defined below) that is attributable to its right, title, and interest in certain oil and gas leases and other interests located within the Dedication Area (defined below) to the Individual System (defined below).
D.Each Midstream Co that executes and delivers a Midstream Agreement Addendum owns and operates an Individual System that gathers gas from certain oil and gas leases and other interests.
E.OpCo (defined below) owns, directly or indirectly, the Controlling equity interests in each Original Midstream Co (defined below) and intends to assist all of the Original Midstream Cos to, collectively, provide all of the Services (defined below) required by Producer hereunder, as provided in the OpCo Agreement Addendum (defined below).
Agreements:
NOW, THEREFORE, in consideration of the foregoing Recitals, which are incorporated herein, the mutual agreements in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, OpCo, Midstream Co, and Producer hereby agree as follows:

Third Amended and Restated
Crude Oil Gathering Agreement

Article 1
Definitions
Section 1.1    Definitions. As used in this Agreement, the following capitalized terms shall have the meanings ascribed to them below:
“Adequate Assurance of Performance” has the meaning given to it in Section 10.3.
“Adjustment Year” has the meaning given to it in Section 6.2(a)(ii).
“Affiliate” means, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or is under common Control with, such Person. The following sentence shall not apply to the term “Affiliate” as used in Section 2.2(b) or the definition of “Conflicting Dedication”: Producer and its subsidiaries (other than OpCo and its subsidiaries), on the one hand, and OpCo and its subsidiaries, on the other, shall not be considered Affiliates of each other for purposes of this Agreement.
“Agreement” means the applicable Agreement Addendum taken together with these Agreement Terms and Conditions, as modified by such Agreement Addendum.
“Agreement Addendum” means each Midstream Agreement Addendum and OpCo Agreement Addendum. “Agreement Addenda” shall be the collective reference to each Agreement Addendum then in effect.
“Agreement Terms and Conditions” has the meaning given to it in the introductory paragraph.
“API” means American Petroleum Institute.
“Associated Water” means water that is produced with Producer’s owned or Controlled Product and delivered with such Product to the System at the Receipt Point, which Midstream Co will separate (if and to the degree required) from such Product prior to the redelivery of such Product to Producer at the Delivery Point; provided that from and after the point that such water has been separated from such Product (such term, in this context, used excluding Associated Water) and delivered into the Water System, such water shall cease to be Associated Water hereunder and shall be deemed to be Produced Water.
“Barrel” means a quantity consisting of forty-two Gallons.
“Beneficiary” has the meaning given to it in Section 4.1(g).
“BS&W” means basic sediment and water (which for the avoidance of doubt, includes both Associated Water and Produced Water).
“Business Day” means a Day (other than a Saturday or Sunday) on which federal reserve banks are open for business.

Third Amended and Restated
Crude Oil Gathering Agreement

“Buy/Sell Agreement” has the meaning given to it in Section 14.3.
“Cancellation Costs” has the meaning given to it in Section 3.2.
“Cancellation Date” has the meaning given to it in Section 3.2.
“Claiming Party” has the meaning given to it in the definition of “Force Majeure”.
“Communications” has the meaning given to it in Section 17.2.
“Complete” and “Completion” mean, with respect to a Well connection, Separator Facility connection, Facility Expansion or other facility(ies), that all construction, installation and testing work has been completed in a good and workmanlike manner and the Well connection, Separator Facility connection, Facility Expansion or other facility(ies), as the case may be, is ready to provide Services hereunder.
“Completed Connection” has the meaning given to it in Section 3.1(d).
“Conditional Amount” has the meaning set forth in Section 10.1(a).
“Conflicting Dedication” means any gathering agreement, commitment, or arrangement (including any volume commitment) that requires Producer’s owned or Controlled Product to be trucked from or sold to a Third Party at the lease or to be gathered on any gathering system or similar system other than the System, including any such agreement, commitment, or arrangement burdening properties hereinafter acquired by Producer in the Dedication Area. No dedication of acreage shall constitute a Conflicting Dedication if Producer’s requirement under such dedication is to deliver Product from the tailgate of the System or any other point that is a Delivery Point hereunder. A right of first refusal in favor of an entity other than Original Producer, OpCo, or any of their Affiliates shall be deemed to be a “Conflicting Dedication” if Affiliates of Original Producer are prohibited from providing Services pursuant to the applicable agreement creating such right of first refusal.
“Control” (including the term “Controlled”) means (a) with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract, or otherwise and (b) with respect to any Product, such Product produced from the Dedication Area and owned by a Third Party or an Affiliate and with respect to which Producer has the contractual right or obligation (pursuant to a marketing, agency, operating, unit, or similar agreement) to market such Product and Producer elects or is obligated to market such Product on behalf of the applicable Third Party or Affiliate.
“Credit-Worthy Person” means a Person with a senior unsecured and credit-unenhanced long term debt rating equivalent to A- or better as determined by at least two rating agencies, one of which must be either Standard & Poor’s or Moody’s (or if either one or both are not available, equivalent ratings from alternate rating sources reasonably acceptable to Midstream Co).
“Curtailment Allowance” has the meaning given to it in Section 6.2(c)(ii).

Third Amended and Restated
Crude Oil Gathering Agreement

“Curtailment Percentage” has the meaning given to it in Section 6.2(c)(iii).
“Day” means a 24-hour period of time from 7:00 a.m. Mountain Time on a calendar day until 7:00 a.m. Mountain Time on the succeeding calendar day. The term “Daily” shall have the correlative meaning.
“Dedicated Production” means (a) Product owned by Producer and produced from the Dedicated Properties, (b) Product owned by an Affiliate of Producer and produced from a Well operated by Producer within the Dedication Area, (c) Product produced within the Dedication Area that is owned by a Third Party and under the Control of Producer, and (d) Purchased Dedicated Production. Notwithstanding the foregoing, (i) any Product that is temporarily released pursuant to the Releases of Dedication shall not be included in this definition of “Dedicated Production”, (ii) any Product that is permanently released pursuant to Section 2.4(a) or otherwise shall cease to be included in this definition of “Dedicated Production” immediately upon the effectiveness of such permanent release, and (iii) in the event of an assignment by a Producer (“X”) to an assignee (“Y”) that is permitted under Article 16, any Product that is so assigned shall cease to be included in X’s “Dedicated Production” and, except when assigned to Y free and clear of the Dedications as provided in Section 16.2, shall solely be included in Y’s “Dedicated Production” as of the effective date of such assignment.
“Dedicated Properties” means the interests held by Producer or its Affiliates in the oil and gas leases, mineral interests, and other similar interests as of the Effective Date or acquired by Producer or its Affiliates after the Effective Date that relate to land within the Dedication Area. Notwithstanding the foregoing, (a) any interest that was temporarily released pursuant to the Releases of Dedication shall be deemed not included in this definition of “Dedicated Properties” for the duration of such temporary release, (b) any interest that is or was permanently released pursuant to Section 2.4(a) or otherwise shall cease to be included in this definition of “Dedicated Properties” immediately upon the effectiveness of such permanent release, and (c) in the event of an assignment by a Producer (“X”) to an assignee (“Y”) that is permitted under Article 16, any interest that is so assigned shall cease to be included in X’s “Dedicated Properties” and, except when assigned to Y free and clear of the Dedications as provided in Section 16.2, shall solely be included in Y’s Dedicated Properties as of the effective date of such assignment.
“Dedications” means the Product Dedication and the Real Property Dedication together, and “Dedication” means the Product Dedication or the Real Property Dedication, as applicable.
“Dedication Area” means, with respect to this Agreement, the area described on the applicable Midstream Agreement Addendum. Notwithstanding the foregoing, (a) any acreage that was temporarily released pursuant to the Releases of Dedication shall be deemed not included in this definition of “Dedication Area” for the duration of such temporary release, (b) any acreage that is or was permanently released pursuant to Section 2.4(a) or otherwise shall cease to be included in this definition of “Dedication Area” immediately upon the effectiveness of such permanent release, and (c) in the event of an assignment by a Producer (“X”) to an assignee (“Y”) that is permitted under Article 16, any acreage that is so assigned shall cease to be included in X’s “Dedication Area” and, except when assigned to Y free and clear of the Dedications as provided in Section 16.2, shall solely be included in Y’s “Dedication Area” as of the effective date of such assignment.

Third Amended and Restated
Crude Oil Gathering Agreement

“Delivery Point” means the point at which custody transfers from Midstream Co to or for the account of Producer, as each such point is identified in the applicable Agreement Addendum. The custody transfer point may include (a) the facilities of a Downstream Facility, (b) trucks, (c) the facilities of an oil processing facility or (d) any other point as may be mutually agreed between the Parties. The Delivery Points for each Individual System in existence on the Effective Date shall be set forth in writing between Producer and Midstream Co, and additional points may become Delivery Points hereunder upon mutual agreement of the Parties as construction is completed on additional facilities in satisfaction of the needs identified by Producer and the Parties shall continuously update the list of Delivery Points by mutual agreement.
“Development Report” has the meaning given to it in Section 3.1(a).
“Downstream Facility” means any pipeline downstream of any Delivery Point on the System.
“Downtime Event” means a period during which an Individual System is unavailable to provide Services for a reason other than (i) Force Majeure, (ii) an event or condition downstream of the Individual System that was not caused by Midstream Co, or (iii) planned maintenance for which Midstream Co provided notice as described in Section 5.5(b)(ii).
“Drip Condensate” means that portion of Gas Controlled by Producer received into the Gas System (without manual separation or injection) that condenses in the Gas System, and is recovered by Midstream Co. If at any time Midstream Co is not providing gathering services to Producer in the Dedication Area with respect to Gas, there will be no Drip Condensate delivered into the Individual System.
“Effective Date” has the meaning given to it in the applicable Agreement Addendum.
“Escalation Percentage” means 102.50%.
“Excluded Amounts” means Midstream Co’s general and administrative costs and any costs for design or construction of facilities that can be used to connect other Planned Wells or Planned Separator Facilities in the Development Report that Producer at such time intends to develop.
“Facility Expansion” means the expansion of an existing facility or pipeline, or construction of a new facility or pipeline, which is utilized by more than one Well or Planned Well.
“Facility Segment” means, for any Individual System that is described on the applicable Midstream Agreement Addendum that includes a description of two or more Facility Segments, the distinct segment of such Individual System that is capable of being operated independently of the remaining portion of the Individual System. With respect to any Individual System that is not described in the applicable Midstream Agreement Addendum as having multiple Facility Segments, the term Facility Segment shall be synonymous with Individual System.
“First Development Report” means the first report delivered by Original Producer to Midstream Co that satisfies the requirements for a Development Report in Section 3.1(a) and Section 3.1(b) (an “Original Report”); and, in the event that Producer assigns all or any part of the Dedicated Properties to a Producer Assignee, then with respect to such Producer Assignee, the First Development Report shall not refer to the

Third Amended and Restated
Crude Oil Gathering Agreement

Original Report but rather to the first Development Report delivered by such Producer Assignee to Midstream Co that satisfies the requirements for such report in Section 3.1(a) and Section 3.1(b).
“Flash Gas” means any gas that has been vaporized from Product resulting from the gathering and treating of Product in the Individual System pursuant to this Agreement and has been collected by Midstream Co.
“Force Majeure” means an event that is not within the reasonable control of the Party claiming suspension (the “Claiming Party”), and that by the exercise of reasonable due diligence the Claiming Party is unable to avoid or overcome in a reasonable manner. To the extent meeting the foregoing requirements, Force Majeure includes: (a) acts of God; (b) wars (declared or undeclared); (c) insurrections, hostilities, riots; (d) floods, droughts, fires, storms, storm warnings, landslides, lightning, earthquakes, washouts; (e) industrial disturbances, acts of a public enemy, acts of terror, sabotage, blockades, epidemics; (f) arrests and restraints of rulers and peoples; (g) civil disturbances; (h) explosions, breakage or accidents to machinery or lines of pipe; (i) hydrate obstruction or blockages of any kind in lines of pipe; (j) freezing of wells or delivery facilities, partial or entire failure of wells, and other events beyond the reasonable control of the Claiming Party that affect the timing of production or production levels; (k) failure, disruption, allocation, prorationing, curtailment, or unavailability of downstream transportation or pipeline capacity; (l) action or restraint by any Governmental Authority (so long as the Claiming Party has not applied for or assisted in the application for, and has opposed where and to the extent commercially reasonable, such action or restraint); (m) delays or failures by a Governmental Authority to grant Permits applicable to the System (or any Individual System) so long as the Claiming Party has used its commercially reasonable efforts to make any required filings with such Governmental Authority relating to such Permits; and (n) delays or failures by the Claiming Party to obtain easements and rights of way, surface leases and other real property interests related to the System (or any Individual System) from Third Parties, so long as the Claiming Party has used its commercially reasonable efforts to obtain such easements and rights of way, surface leases and other real property interests.. The failure of a Claiming Party to settle or prevent a strike or other labor dispute with employees shall not be considered to be a matter within such Claiming Party’s control.
“Gallon” means one U.S. Standard gallon measured at 60 degrees Fahrenheit.
“Gas” means any mixture of gaseous hydrocarbons, consisting essentially of methane and heavier hydrocarbons, including Flash Gas and, unless otherwise expressly provided herein, liquefiable hydrocarbons and Drip Condensate, and including inert and noncombustible gases, produced in the Dedication Area.
“Gas System” means the Gas gathering system providing Gas gathering services to Producer.
“Governmental Authority” means any federal, state, local, municipal, tribal or other government; any governmental, regulatory (including self-regulatory) or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power; and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

Third Amended and Restated
Crude Oil Gathering Agreement

“Group” means (a) with respect to Midstream Co, the Midstream Co Group, and (b) with respect to Producer, the Producer Group.
“Inbound Acreage” has the meaning given to it in Section 16.2(b).
“Individual Fee” means the rate for each Individual System set forth on the applicable Midstream Agreement Addendum, as such rate may be adjusted from time to time in accordance with the provisions of this Agreement or the applicable Midstream Agreement Addendum.
“Individual System” means the portion of the System beginning at the Receipt Points described on the applicable Midstream Agreement Addendum and ending at the Delivery Points described on the applicable Midstream Agreement Addendum. The Individual Systems in existence on the Effective Date are more particularly described in the applicable Midstream Agreement Addendum. Additional Individual Systems may be added to the System from time to time in satisfaction of the needs identified by Producer and evidenced through amendments to the applicable Midstream Agreement Addendum or the execution and delivery of additional Midstream Agreement Addenda.
“Initial Term” has the meaning given to it in Section 8.1.
“Interest Rate” means, on the applicable date of determination, the prime rate (as published in the “Money Rates” table of The Wall Street Journal, eastern edition, or if such rate is no longer published in such publication or such publication ceases to be published, then as published in a similar national business publication as mutually agreed by the Parties) plus an additional two percentage points (or, if such rate is contrary to any applicable Law, the maximum rate permitted by such applicable Law).
“Interruption Conditions” has the meaning given to it in Section 2.4(b).
“Inventory Account” has the meaning given to it in Section 5.4(f)(ii).
“Invoice Month” has the meaning given to it in Section 10.1(a).
“Law” means any applicable statute, law, rule, regulation, ordinance, order, code, ruling, writ, injunction, decree or other official act of or by any Governmental Authority.
“Lease Acres” has the meaning given to it in Section 16.2(b)(i)(A).
“Losses” means any actions, claims, causes of action (including actions in rem or in personam), settlements, judgments, demands, liens, encumbrances, losses, damages, fines, penalties, interest, costs, liabilities, expenses (including expenses attributable to the defense of any actions or claims and attorneys’ fees) of any kind or character, including Losses for bodily injury, death, or property damage, whether under judicial proceedings, administrative proceedings or otherwise, and under any theory of tort, contract, breach of contract, breach of representation or warranty (express or implied) or by reason of the conditions of the premises of or attributable to any Person or Person or any Party or Parties.

Third Amended and Restated
Crude Oil Gathering Agreement

“Measurement Device” means the lease automatic custody transfer, coriolis, or other metering device or equipment which, along with application of test results (e.g. shrinkage factors, BS&W factors, meter proves, etc.), as required for the Individual System, measure the amount of oil, water, and BS&W, all of which shall conform to industry standards and government regulations, as further described in Article 4.
“Measurement Point” means the Measurement Device that the Parties have agreed in writing will measure the volume of Product moving through the Individual System.
“Midstream Agreement Addendum” means each Agreement Addendum by and between a Producer and a Midstream Co that expressly states that it is governed by these Agreement Terms and Conditions. “Midstream Agreement Addenda” shall be the collective reference to each Agreement Addendum then in effect.
“Midstream Co” means the Original Midstream Co, together with its permitted successors and assigns, including any Midstream Co Assignee.
“Midstream Co Assignee” means any Third Party to whom Midstream Co assigns its rights and obligations in accordance with this Agreement.
“Midstream Co Group” means Midstream Co, its Affiliates, and the directors, officers, employees, and agents, of Midstream Co and its Affiliates; provided that all subsidiaries of OpCo that do not hold equity in Midstream Co shall be excluded from this definition.
“Modification” has the meaning given to it in Section 3.1(c).
“Month” means a period of time from 7:00 a.m. Mountain Time on the first Day of a calendar month until 7:00 a.m. Mountain Time on the first Day of the next succeeding calendar month. The term “Monthly” shall have the correlative meaning.
“Monthly Loss/ Gain Report” means, with respect to any Invoice Month, the report delivered pursuant to Section 10.1(d), which shall include statements of the following with respect to such Invoice Month: (a) the System Gains/Losses, (b) the Other System Fuel used by Midstream Co in the operation of the Individual System, (c) the Associated Water returned to Producer, and (d) to the extent required by a writing signed by Producer and Midstream Co, the Drip Condensate and Flash Gas recovered by Midstream Co and returned to Producer. With respect to any allocated volumes (specifically, those described in clauses (c) and, if applicable, (d)), the information included shall be of sufficient detail such that Producer may verify that the allocation procedures then in effect for the applicable Invoice Month were applied.
“Moody’s” means Moody’s Investors Service, Inc., or any successor to its statistical rating business.
“Net Acres” means (a) with respect to any oil and gas lease in which Producer (or an Affiliate of Producer) has an interest, (i) the number of gross acres in the lands covered by such oil and gas lease, multiplied by (ii) the undivided percentage interest in oil, gas and other minerals covered by such oil and gas lease, multiplied by (iii) Producer’s (or its Affiliate’s) working interest in such oil and gas lease, and (b) with respect to any mineral fee interest of Producer (or an Affiliate of Producer), (i) the number of gross

Third Amended and Restated
Crude Oil Gathering Agreement

acres in the lands covered by such mineral fee interest, multiplied by (ii) the undivided percentage interest of Producer (or its Affiliate) in oil, gas and other minerals in such lands.
“Net Revenue Acres” has the meaning given to it in Section 16.2(b)(i)(A).
“Net Standard Volume” means, with respect to Product, the gross standard volume, excluding BS&W. For purposes of this definition, the following terms have the definitions set forth below:

1.	“Indicated Volume” means the change in meter reading which occurs during a receipt or delivery (Indicated Volume = closed meter reading - open meter reading).

2.	“Gross Volume” means the Indicated Volume multiplied by the meter factor for the particular liquid and flow rate under which the meter was proved.

3.	“Gross Standard Volume” means the Gross Volume, corrected for base gravity, at standard temperature corrected to standard pressure.
“Oil Quality” means the inherent characteristics of Product as determined by measurement or tests including BS&W, API gravity, sulfur content, viscosity, pour point, wax crystallization temperature, metals content, and similar characteristics.
“On-Line Deadline” has the meaning given to it in Section 3.1(d).
“OpCo” means Noble Midstream Services, LLC, together with its permitted successors and assigns.
“OpCo Agreement Addendum” means the Agreement Addendum by and between a Producer and OpCo that expressly states that it is governed by these Agreement Terms and Conditions.
“Original Midstream Co” means the entity identified as the “Midstream Co” in the applicable Midstream Agreement Addendum as of the Effective Date.
“Original Producer” means Noble Energy, Inc.
“Original Report” has the meaning set forth in the definition of “First Development Report.”
“Other System Fuel” means that portion of the natural gas delivered by Producer to Midstream Co and measured and used as fuel by Midstream Co.
“Other Services” means services that (i) are not Services, (ii) are provided to Producer, any of its Affiliates or to any Third Party, and (iii) pertain to the production of oil, other hydrocarbons, Produced Water, and waste products from the production of hydrocarbons.
“Outbound Acreage” has the meaning given to it in Section 16.2(b).
“Owner” has the meaning given to it in Section 4.1(g).

Third Amended and Restated
Crude Oil Gathering Agreement

“Party” or “Parties” with respect to each Midstream Agreement Addendum shall mean the applicable Producer and the applicable Midstream Co. Unless expressly stated otherwise, references to “Parties” shall not refer to all parties to all Agreements governed hereby. Rather, references to “Parties” shall refer only to such Parties as determined by the applicable Agreement Addendum. References to a “Party” or the “Parties” shall not include OpCo.
“Period of Five Years” means, with respect to any report delivered hereunder, the period from the first Day of the fiscal quarter during which such report is required to be delivered until the fifth anniversary thereof.
“Period of Two Years” means, with respect to any report delivered hereunder, the period beginning on the first Day of the fiscal quarter during which such report is required to be delivered and ending 24 Months after such date.
“Permits” means any permit, license, approval, or consent from a Governmental Authority.
“Person” means any individual, corporation, company, partnership, limited partnership, limited liability company, trust, estate, Governmental Authority, or any other entity.
“Planned Separator Facility” has the meaning given to it in Section 3.1(b)(i).
“Planned Well” has the meaning given to it in Section 3.1(b)(i).
“Priority One Service” means service that has the highest priority call on capacity of all or any relevant portion of the Individual System, which service shall not be subject to interruption or curtailment (subject to Section 5.5) by Midstream Co, and which (subject to Section 5.3(c)) service has a higher priority over any other level of service established on the Individual System.

“Produced Water” means water that is produced as a byproduct of Producer’s operation of the Wells that are located in the Dedication Area; provided that any water that is Associated Water shall not constitute Produced Water hereunder until such time as it has been separated from Product and ceases being Associated Water. The term “Produced Water” shall refer to all water that is in the Water System, whether such water is in the form of saltwater or water that has completed the recycling and treating processes.
“Producer” means the Original Producer, together with its permitted successors and assigns, including any Producer Assignee.
“Producer Assignee” means any Person to whom Original Producer or any subsequent Producer sells, assigns, or otherwise transfers acreage subject to the Dedications.
“Producer Group” means Producer, its Affiliates, and the directors, officers, employees, and agents of Producer and its Affiliates.
“Producer Line Fill” has the meaning given to it in Section 5.4(f)(i).

Third Amended and Restated
Crude Oil Gathering Agreement

“Producer Meters” means any Measurement Device owned and operated by Producer (or caused to be installed or operated by Producer).
“Product” means the crude oil produced from oil or gas wells, in its natural form, which may include Associated Water and Flash Gas naturally produced therewith.
“Product Dedication” means the dedication and commitment made by Producer pursuant to Section 2.1(a).
“Proposed Transaction” has the meaning given to it in Section 16.2(b).
“Purchased Dedicated Production” means Product produced by a Third Party that (a) either (i) has been purchased by Producer or (ii) the Parties have mutually agreed should be considered “Dedicated Production,” and (b) for which the Parties have agreed upon a Receipt Point for delivery into the Individual System.
“Real Property Dedication” means the dedication and commitment made by Producer pursuant to the first sentence in Section 2.1(b) and pursuant to Section 2.5.
“Receipt Point” means the point at which custody transfers from Producer to Midstream Co as set forth in the applicable Agreement Addendum. The custody transfer point may include: (a) with respect to any Well serviced by a Separator Facility, each of the connecting flanges on the System located at or near such Separator Facility, which flanges connect such Separator Facility to the System, (b) with respect to any Well that is not serviced by a Separator Facility, each of the connecting flanges on the System that connect the Producer’s line to the System, (c) with respect to any Product delivered to an Individual System by truck, the applicable truck unload facility or (d) any other point as may be mutually agreed between the Parties. The Receipt Points in existence on the Effective Date shall be set forth in writing between Producer and Midstream Co, and additional points may become Receipt Points hereunder upon mutual agreement of the Parties as construction is completed on additional facilities in satisfaction of the needs identified by Producer and the Parties shall continuously update the list of Receipt Points by mutual agreement.
“Redetermination Deadline” has the meaning given to it in Section 6.2(a)(ii).
“Redetermination Proposal” has the meaning given to it in Section 6.2(a)(i).
“Redetermined Individual Fee” has the meaning given to it in Section 6.2(a)(i).
“Reimbursed Amount” has the meaning given to it in Section 10.1(a).
“Release Conditions” has the meaning given to it in Section 2.4(a).
“Releases of Dedication” means those certain releases of dedication, executed by and among Original Producer, OpCo and certain of OpCo’s subsidiaries, pursuant to Section 2.4(a) prior to March 31, 2016.
“Rules” has the meaning given to it in Section 17.6.

Third Amended and Restated
Crude Oil Gathering Agreement

“Separator Facility” means the surface facility where the Product produced from one or more Wells in the Dedication Area is collected and gas and Associated Water are separated from the Product. A Separator Facility may be known by the Original Producer as an econode but may also refer to a well pad or other facility from which Product is delivered into the System.
“Service Area” means (a) with respect to the Original Producer, the area described on Exhibit A, except that any acreage that was released pursuant to the Releases of Dedication shall not be included in this definition of “Service Area”, and (b) with respect to any Producer Assignee, the Dedication Area described in such Producer Assignee’s Agreement Addendum, except that any acreage that was permanently release pursuant to (i) the Releases of Dedication or (ii) Section 2.4(a) or Article 16 of any version of this Agreement prior to the T&C Effective Date shall not be included in this definition of “Service Area”. Any acreage moving forward that is permanently released pursuant to Section 2.4(a) or otherwise shall cease to be included in the definition of “Service Area” immediately upon the effectiveness of such permanent release, and in the event of an assignment by a Producer (“X”) to an assignee (“Y”) that is permitted under Article 16, any acreage that is so assigned shall cease to be included in X’s Service Area and, except for interests that are assigned to Y free and clear of the Dedications as provided in Section 16.2, shall solely be included in Y’s Service Area as of the effective date of such assignment.
“Services” means: (a) the receipt of Producer’s owned or Controlled Product (including Associated Water and Flash Gas, as applicable in the approved System Plan) at the Receipt Points; (b) the receipt of Producer’s owned or Controlled Drip Condensate, (c) the gathering of such Product; (d) the gathering of such Associated Water from the applicable Well to the point in the Individual System where Associated Water is delivered into the Water System, (e) the heating, separation, and chemical and other treatment of Product to remove Associated Water and Flash Gas from the Product prior to the applicable Delivery Point to the extent agreed between Producer and Midstream Co and to the extent required to meet Oil Quality specification of Downstream Facilities or markets designated by the Producer; (f) the redelivery of Product to Producer at the applicable Delivery Point for Producer’s account (inclusive of actual System gains or losses for the respective Individual System), (g) the delivery of Flash Gas into the Gas System at an appropriate Delivery Point; and (h) the other services to be performed by Midstream Co in respect of such Product as set forth in this Agreement and the System Plan for an Individual System, all in accordance with the terms of this Agreement (including any services with respect to metering services).
“Services Fee” means, collectively, the fees described in Section 6.1.
“Spacing Unit” means the area fixed for the drilling of one Well by order or rule of any applicable Governmental Authority, or (if no such order or rule is applicable) the area fixed for the drilling of a Well or Planned Well reasonably established by the pattern of drilling in the applicable area or otherwise established by Producer in its reasonable discretion.
“Standard & Poor’s” means Standard & Poor’s Rating Group, a division of McGraw Hill, Inc., or any successor to its statistical rating business.
“State” means the state in which the Individual System is located.
“System” means all Individual Systems described in all of the Agreement Addenda, collectively, including: (a) pipelines; (b) central processing facilities inclusive of pumping, heating, separating, treating, stabilizing, vapor recovery, and other equipment, (c) controls; (d) Delivery Points, meters and measurement

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facilities; (e) storage for Product; (f) easements, licenses, rights of way, fee parcels, surface rights and Permits; (g) pumping facilities, if any, and (h) all appurtenant facilities, in each case, that are owned, leased or operated by each Midstream Co to provide Services to Producer or Third Parties, as such gathering system and facilities are modified or extended from time to time to provide Services to Producer pursuant to the terms hereof or to Third Parties, including the Facility Segments operated under this Agreement by each Midstream Co specified in the Agreement Addenda.
“System Gains/Losses” means any Product, in terms of Barrels, received into the System that is lost, gained, or otherwise not accounted for incident to, or occasioned by, the gathering, and redelivery, of Product, including Product lost or gained in connection with the operation of a pipeline, excluding line pack for new facilities. System Gains/Losses will be determined and allocated on an Individual System basis.
“System Plan” has the meaning given to it in Section 3.1(c).
“T&C Effective Date” has the meaning given to it in the introductory paragraph.
“Target On-Line Date” means (a) with respect to a Planned Separator Facility or, with respect to a Planned Well that is not intended to be serviced by a Separator Facility, such Planned Well, in either case, that is described for the first time in the Original Report, the date specified in the Original Report for the applicable Planned Separator Facility or Planned Well, as applicable, (b) with respect to any Planned Separator Facility or, with respect to any Planned Well that is not intended to be serviced by a Separator Facility, such Planned Well, in either case, that is described in a First Development Report that is not the Original Report, 24 Months after the date of such First Development Report, unless Midstream Co consents to a shorter time period, and (c) with respect to any Planned Separator Facility or, with respect to any Planned Well that is not intended to be serviced by a Separator Facility, such Planned Well, in either case, that is not described in the First Development Report, 24 Months after the date of the Development Report that initially reflects the Planned Separator Facility or Planned Well, as applicable, unless Midstream Co consents to a shorter time period.
“Tender” means the act of Producer’s making Product available or causing Product to be made available to the System at a Receipt Point. “Tendered” shall have the correlative meaning.
“Term” has the meaning given to it in Section 8.1.
“Third Party” means any Person other than a Party to this Agreement or any Affiliate of a Party to this Agreement.
“Third Party Assignment” has the meaning given to it in Section 16.1(a).
“Transaction Document” means each agreement entered into pursuant to the agreement terms and conditions related to gas gathering services, agreement terms and conditions related to oil gathering services, agreement terms and conditions related to produced water services, agreement terms and conditions related to gas processing services, agreement terms and conditions related to crude oil treating services, and

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agreement terms and conditions related to fresh water services, now or in the future existing between Producer and Midstream Co.
“Transfer” means a sale, conveyance, assignment, exchange, farmout, disposition or other transfer of Dedicated Properties by Original Producer under Section 16.2(b). In other Sections of this Agreement where the term uses a lower case, the term is not intended to have such a restrictive meaning.
“Water System” means the Produced Water system used to provide Produced Water services to Producer.
“Well” means a well (i) for the production of hydrocarbons, (ii) that is located in the Dedication Area, (iii) in which Producer owns an interest, and (iv) for which Producer has a right or obligation to market Product produced thereby through ownership or pursuant to a marketing, agency, operating, unit, or similar agreement.
“Year” means a period of time from January 1 of a calendar year through December 31 of the same calendar year; provided that the first Year shall commence on the Effective Date and run through December 31 of that calendar year, and the last Year shall commence on January 1 of the calendar year and end on the Day on which this Agreement terminates.
Section 1.2    Other Terms. Other capitalized terms used in this Agreement and not defined in Section 1.1 above have the meanings ascribed to them throughout this Agreement.
Section 1.3    References and Rules of Construction. All references in this Agreement to Exhibits, Appendices, Articles, Sections, subsections and other subdivisions refer to the corresponding Exhibits, Appendices, Articles, Sections, subsections and other subdivisions of or to this Agreement unless expressly provided otherwise. Titles appearing at the beginning of any Articles, Sections, subsections and other subdivisions of this Agreement are for convenience only, do not constitute any part of this Agreement, and shall be disregarded in construing the language hereof. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import refer to this Agreement as a whole, including the applicable Agreement Addendum and all Exhibits, Appendices, and other attachments to these Agreement Terms and Conditions and the applicable Agreement Addendum, all of which are incorporated herein, and not to any particular Exhibit, Appendix, Article, Section, subsection or other subdivision unless expressly so limited. The word “including” (in its various forms) means “including without limitation.” The word “or” shall mean “and/or” unless a clear contrary intention exists. The word “from” means from and including, the word “through” means through and including, and the word “until” means until but excluding. All references to “$” or “dollars” shall be deemed references to United States dollars. The words “will” and “shall” have the same meaning, force, and effect. Each accounting term not defined herein will have the meaning given to it under generally accepted accounting principles. Pronouns in masculine, feminine or neuter genders shall be construed to state and include any other gender, and words, terms and titles (including terms defined herein) in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires. References to any Law, contract or other agreement mean such Law, contract or agreement as it may be amended, supplemented, released, revised, replaced, or otherwise modified from time to time. When calculating the period of time before which, within which or following which any act

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is to be done or step taken pursuant to these Agreement Terms and Conditions, the date that is the reference date in calculating such period shall be excluded; and if the last Day of such period is not a Business Day, then such period shall end at the end of the next succeeding Business Day.
Article 2
Product Dedication and Real Property Dedication
Section 2.1    Producer’s Dedications. Subject to Section 2.2 through Section 2.4, during the Term:
(a)    Product Dedication. Producer exclusively dedicates and commits to deliver to Midstream Co under this Agreement, as and when produced, all of the Dedicated Production and agrees not to deliver any Dedicated Production to any other gatherer, purchaser, marketer, or other Person prior to delivery to Midstream Co at the Receipt Points.
(b)    Real Property Dedication. Producer dedicates and commits the Dedicated Properties to Midstream Co and this Agreement for the performance of the Services pursuant to this Agreement. Except for the Parties’ performance of their obligations under this Agreement, no further performance is required by either Party to effectuate the Real Property Dedication.
Section 2.2    Conflicting Dedications.
(a)    Notwithstanding anything in this Agreement to the contrary, Producer shall have the right to comply with (i) each of the Conflicting Dedications existing on the Effective Date of the applicable Agreement Addendum or, in the case of a Producer Assignee, the effective date of such assignment, and (ii) any other Conflicting Dedication applicable as of the date of acquisition of any oil and gas leases, mineral interests, and other similar interests within the Dedication Area that are acquired by Producer after the Effective Date of the applicable Agreement Addendum and otherwise would have become subject to the Dedications (but not any Conflicting Dedications entered into in connection with such acquisition). Producer shall have the right to comply with a Conflicting Dedication only until the first Day of the Month following the termination of such Conflicting Dedication. Producer shall not extend or renew any Conflicting Dedication and shall terminate each Conflicting Dedication as soon as permitted under the underlying contract without causing Producer to incur any costs or expenses deemed unreasonable or inappropriate in the opinion of Producer and shall not enter into any new Conflicting Dedication.
(b)    Certain Conflicting Dedications contain rights of first refusal or other provisions that (i) entitle Producer to a release of acreage from such Conflicting Dedication if Producer dedicates the released acreage to a Third Party or (ii) expressly prohibit Producer from dedicating such released acreage to an Affiliate of Producer. As used herein, the term “Conflicting Dedication” shall include both the original right of first refusal (or similar right) and the dedication resulting from an exercise of such right of first refusal (or similar right) so long as the resulting dedication covers the same acreage as the original Conflicting Dedication.

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(c)    To the extent Producer claims that a Conflicting Dedication exists with respect to certain Services on specified Dedicated Properties, Midstream Co shall have the right to review the documentation creating such Conflicting Dedication, subject to confidentiality requirements applicable to such Conflicting Dedication.
Section 2.3    Producer’s Reservation. Producer reserves the following rights respecting Dedicated Production for itself:
(a)    to operate (or cause to be operated) Wells producing Dedicated Production in its sole discretion, including the right to drill new Wells, repair and rework old Wells, temporarily shut in Wells, renew or extend, in whole or in part, any oil and gas lease or term mineral interest, or cease production from or abandon any Well or surrender any applicable oil and gas lease, in whole or in part, when no longer deemed by Producer to be capable of producing in paying quantities under normal methods of operation;
(b)    Reserved;
(c)    to deliver such Dedicated Production or furnish such Dedicated Production to Producer’s lessors and holders of other burdens on production with respect to such Dedicated Production as is required to satisfy the terms of the applicable oil and gas leases or other applicable instruments; and
(d)    to pool, communitize or unitize Producer’s interests with respect to Dedicated Production; provided that Producer’s share of Dedicated Production produced from such pooled, communitized, or unitized interests shall be committed and dedicated pursuant to this Agreement.
Section 2.4    Releases from Dedication.
(a)    Permanent Releases. Midstream Co shall permanently release from the Dedications: (i) any Dedicated Production from any Well, Dedicated Properties, or Spacing Unit affected by one or more of the Release Conditions, (ii) any Dedicated Production that would have been delivered to a Separator Facility affected by one or more of the Release Conditions, (iii) any Dedicated Properties affected by one or more of the Release Conditions, and (iv) any Purchased Dedicated Production for which the Individual System has been affected by one or more of the Release Conditions. The “Release Conditions” are:
(i)    Midstream Co’s election (x) pursuant to Section 3.1(c) not to provide Services for any Well or Separator Facility included in a Development Report delivered by a Producer that is not the Original Producer or (y) pursuant to Section 3.3(b) not to provide Services for (1) any Well or Separator Facility for which Producer failed to deliver a Development Report on or before the applicable deadline set forth in Section 3.1(a), (2) any Well or Separator Facility not described in the applicable Development Report or (3) any excess volume of Product produced from any Well during any Day that exceeds the volume included in Producer’s estimate set forth in the most recent Development Report delivered to Midstream Co;
(ii)    expiration of the Term, as further described in Section 8.2;

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(iii)    written agreement of Producer and Midstream Co, and each Party shall consider in good faith any proposal by the other Party to permanently release any Dedicated Production or Dedicated Properties;
(iv)    the occurrence of a Force Majeure of any of the types described in clauses (l), (m) or (n) of the definition of “Force Majeure” affecting Midstream Co that continues for a period of 120 Days or more;
(v)    Midstream Co’s interruption or curtailment of receipts and deliveries of Product from any Well or Separator Facility pursuant to Section 5.5 that continues for 90 Days or more, except to the extent Producer elects to reduce the Individual Fee with respect to any volumes that are affected by a Downtime Event pursuant to Section 6.2(c);
(vi)    a material default by Midstream Co that remains uncured for 90 Days or more;
(vii)    Producer’s election after a rejection of any increase in the Individual Fee in accordance with Section 13.1(b);
(viii)    (x) Midstream Co’s suspension of Services pursuant to Section 13.2(a)(ii) that extends for the period of time stated in such Section; (y) Midstream Co’s election not to connect a Planned Well or Planned Separator Facility pursuant to Section 13.2(b) or (z) Midstream Co’s election not to expand an Individual System pursuant to Section 13.2(c);
(ix)    pursuant to Section 16.2 with respect to a Transfer of Dedicated Properties free of the terms, conditions and obligations of this Agreement; or
(x)    pursuant to any other provision in this Agreement that grants Producer (or its Affiliates holding acreage subject to the Dedications) a permanent release.
Producer may deliver any Dedicated Production permanently released from the Dedications pursuant to this Section 2.4(a) to such other gatherers as it shall determine.
(b)    Temporary Release. Midstream Co shall temporarily release from the Dedications: (i) any Dedicated Production from any Well, Dedicated Properties, or Spacing Unit affected by one or more of the Interruption Conditions, (ii) any Dedicated Production that would have been delivered to a Separator Facility to the extent affected by one or more of the Interruption Conditions, (iii) any Dedicated Properties to the extent affected by one or more of the Interruption Conditions, and (iv) any Purchased Dedicated Production for which the Individual System has been affected by one or more of the Interruption Conditions. The temporary release shall take effect upon written notice from Producer to Midstream Co of the occurrence of any Interruption Condition, unless expressly provided otherwise below. “Interruption Conditions” are:
(i)    Midstream Co’s failure to have a Completed Connection by the applicable On-Line Deadline (other than due to Producer’s non-compliance with this Agreement);

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(ii)    the occurrence and continuation of an uncured material default by Midstream Co;
(iii)    Midstream Co’s interruption or curtailment of receipts and deliveries of Product pursuant to Section 5.5 that continues for a period of 30 consecutive Days, except to the extent Producer elects to reduce the Individual Fee with respect to any volumes that are affected by a Downtime Event pursuant to Section 6.2(c); or
(iv)    until a permanent release is required under Section 2.4(a) or Section 13.2, Midstream Co’s suspension of Services pursuant to Section 13.2(a) (and, if Section 13.2(a)(i) applies, such temporary release shall continue at the discretion of Midstream Co, subject to the time limits set forth in Section 13.2(a)(i)).
(c)    Arrangements in Respect of Temporary Release; Limitations of Curtailments. Producer may make alternative arrangements for the gathering of any Dedicated Production temporarily released from the Dedications pursuant to Section 2.4(b). To the extent that an interruption or curtailment can be limited to a Facility Segment, Midstream Co shall so limit such interruption or curtailment, and to the extent that Midstream Co does so limit such curtailment or interruption, the temporary release permitted by Section 2.4(b) shall only apply to the affected Facility Segment. Such temporary release shall continue until the first Day of the Month after the Month during which Midstream Co cures the applicable default or the interruption, curtailment, or suspension of Services terminates; provided that, if Producer obtained temporary services from a Third Party (pursuant to a contract that does not give rise to a default under this Agreement) during the pendency of such default, interruption, curtailment, or suspension, such release shall continue until the earlier of (A) the first Day of the Month that is six Months after the event or condition that gave rise to the interruption, curtailment or other temporary cessation has been corrected and (B) the first Day of the Month after the termination of the applicable contract with such Third Party. For the avoidance of doubt, the temporary services that Producer may obtain under Section 3.3 shall not constitute a release under the terms of this Agreement; provided that, if Producer cannot obtain such temporary services without a temporary release, Midstream Co may in its discretion grant or refuse to grant a temporary release on such terms as reasonably required by Midstream Co (including, for example, conditioning the grant of a temporary release on the establishment of a termination date for such temporary release).
(d)    Evidence of Release. At the request of Producer, the Parties shall execute a release agreement reasonably acceptable to all Parties (which, in the case of a permanent release, shall be in recordable form) reflecting any release of Dedicated Production or Dedicated Properties pursuant to this Section 2.4 or pursuant to the termination of this Agreement.
Section 2.5    Covenants Running with the Land. Subject to the provisions of Section 2.3, Section 2.4, and Article 16, each of the Dedications (a) is a covenant running with the Dedicated Properties, (b) touches and concerns Producer’s interests in the Dedicated Properties (including any rights described in Section 3.5(f)), and (c) shall be binding on and enforceable by Midstream Co and its successors and assigns. Except as set forth in Article 16, (i) in the event Producer sells, transfers, conveys, assigns, grants or otherwise disposes of any or all of its interest in the Dedicated Properties, then any such sale, transfer, conveyance, assignment, grant or other disposition shall be made subject to this Agreement and (ii) in the event Midstream

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Co sells, transfers, conveys, assigns, grants or otherwise disposes of any or all of its interest in the Individual System, then any such sale, transfer, conveyance, assignment, grant or other disposition shall be made subject to this Agreement. The Real Property Dedication is not an executory contract under Section 365 of Title 11 of the United States Code (11 U.S.C. § 365).
Section 2.6    Recording of Agreement. Producer hereby authorizes Midstream Co to record a memorandum of the Agreement and each Agreement Addendum in the form set forth on Exhibit E in the real property records of the counties in which the Service Area is located. Midstream Co and Producer agree that until Midstream Co provides notice to the contrary, all payment terms and pricing information shall remain confidential and be redacted from any filings in the real property records.
Article 3
System Expansion and Connection of Wells
Section 3.1    Development Report; System Plan; Meetings.
(a)    Development Report. Within the later of (x) 30 Days following the execution and delivery of any new Agreement Addendum and (y) the next applicable quarterly delivery of a Development Report hereunder, Producer shall provide Midstream Co with its First Development Report, which shall describe (i) in detail, the planned development, drilling, and production activities relating to the Dedicated Production through the end of the applicable Period of Two Years; and (ii) generally the long-term drilling and production expectations for those project areas in which drilling activity is expected to occur during the applicable Period of Five Years, including the information described in Section 3.1(b). No later than the 15th of each February, May, August, and November of each Year following the date on which the First Development Report is to be delivered, Producer shall provide to Midstream Co an update of the then-current report (the First Development Report, as updated in accordance with the foregoing, the “Development Report”).
(b)    Development Report Content. With respect to the Dedication Area, the Development Reports shall include information as to
(i)    the Wells (each, a “Planned Well”) and Separator Facilities (each, a “Planned Separator Facility”) that Producer expects to drill or install during the applicable Period of Two Years, including the expected locations and expected completion dates thereof (which completion dates shall not be earlier than the applicable Target On-Line Dates), the expected spud date of each such Planned Well, and the date by which flow is anticipated to initiate from each such Well;
(ii)    the anticipated Oil Quality of the production from any Well and Separator Facility that Producer expects to produce during the applicable Period of Two Years (calculated in accordance with generally accepted industry practices);
(iii)    the Receipt Points and Delivery Points (including proposed receipt points and delivery points not yet agreed in writing among the Parties) at which Product produced from each Well or Separator Facility is to be delivered by or redelivered to Producer during the applicable

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Period of Two Years (including the proposed locations of any Receipt Points for Planned Wells and Planned Separator Facilities);
(iv)    the number of Planned Wells and Planned Separator Facilities anticipated to be producing after the Period of Two Years and before the end of the Period of Five Years, broken out by an appropriate geographic area, such as a development plan area;
(v)    the actual lateral length for each existing Well described in the Development Report, the anticipated lateral length for each Planned Well planned for the Period of Two Years and initial assumptions for the planned lateral length for each Planned Well anticipated to be producing after the Period of Two Years and before the end of the Period of Five Years;
(vi)    the number of rigs that Producer anticipates it will operate in the Dedication Area each Year during the Period of Five Years (including reasonably sufficient detail regarding the anticipated location of such rigs to allow Midstream Co to determine which Individual System would be impacted by such rig activity);
(vii)    with respect to the Period of Two Years, the anticipated date of each frac, the anticipated quantity of fresh water required to complete each frac, and the type of water required for each frac (slick, hybrid gel, gel, etc);
(viii)    with respect to the Period of Two Years, the anticipated date on which Midstream Co may initiate construction or other development activities at each Well or Separator Facility in order to complete the interconnection into the Individual System;
(ix)    any other information that Producer believes will reasonably assist Midstream Co with the System Plan; and
(x)    such other information as may be reasonably requested by Midstream Co, and that Producer reasonably has access to or already has in its possession, with respect to Wells and Separator Facilities that Producer intends to drill or from which Producer intends to deliver Product during the Period of Two Years and Period of Five Years.
To the extent possible, any information Producer is required to provide under this Section 3.1(b) with respect to Wells or Separator Facilities shall also include such information related to Planned Wells and Planned Separator Facilities. In addition, if appropriate to provide a complete and accurate Development Report, any information requested with respect to Planned Wells and Planned Separator Facilities shall also be provided with respect to existing Wells and Separator Facilities.
(c)    System Plan. Based on the Development Report and such other information about the expected development of the Dedicated Properties provided in writing to Midstream Co by or on behalf of Producer (including as a result of meetings between representatives of Midstream Co and Producer), Midstream Co shall, subject to Section 3.2, develop and provide quarterly updates of a plan (the “System Plan”) describing or depicting the modifications, extensions, enhancements, major maintenance and other

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actions (any of the foregoing, a “Modification” or “Modifications”) necessary in order for the applicable Individual System to be able to provide timely Services for the Product produced by the Wells and Separator Facilities described in the most recent Development Report (including Planned Wells, Planned Separator Facilities and changes in anticipated production from existing Wells and Separator Facilities). Without limiting or otherwise altering Midstream Co’s rights under Section 13.2, unless the applicable Well or Separator Facility is operated by Original Producer, Midstream Co may elect, in its sole discretion, not to make such Modifications to the System. Each System Plan shall describe (i) the Modifications required to provide timely Services for any Wells or Separator Facilities projected by the Development Report to occur within the applicable Period of Two Years; and (ii) generally, the Modifications required to provide timely Services for any Wells or Separator Facilities projected by the Development Report to occur within the applicable Period of Five Years. Midstream Co shall deliver an applicable System Plan (including any updated System Plan) to Producer promptly after each Development Report is received by Midstream Co, and in any event not later than 45 Days after Producer’s delivery to Midstream Co of each Development Report or amendment thereto. In the sole discretion of each Person serving as a Midstream Co under a Midstream Agreement Addendum, such Midstream Co may work with any other Midstream Co to prepare and deliver a System Plan jointly.
(d)    On-Line Deadline. Midstream Co shall by the later of (i) (A) for each Planned Separator Facility, the date that the first Planned Well or the first Planned Separator Facility is ready for connection to the System, and (B) for each Planned Well that is not intended to be serviced by a Separator Facility, the date that such Planned Well is ready for connection to the System, and (ii) the applicable Target On-Line Date for such Planned Separator Facility or Planned Well (such later date, which shall be extended by the duration of an event of Force Majeure or by mutual written agreement of the Parties, the “On-Line Deadline”): (x) have Completed (or caused the Completion of) the necessary facilities, in accordance with the then-current System Plan, (I) to connect such Planned Separator Facility or Planned Well to the System and (II) to connect the System to each agreed Delivery Point for such Planned Separator Facility or such Planned Well, as applicable, and (y) be ready and able to commence all applicable Services with respect to Dedicated Production from such Planned Separator Facility or Planned Well, as applicable (collectively, the “Completed Connection”).
(e)    Ownership of the Individual System. Midstream Co shall, at its sole cost and expense, design, construct (as applicable), and own the Individual System in a good and workmanlike manner and in accordance with the System Plan and this Section 3.1. Until such time as Producer has delivered a Development Report, Midstream Co shall have no obligation under this Section 3.1, including Section 3.1 (d)-(f).
(f)    Other System Plan Content. The System Plan (or, with respect to the allocation procedures described in clause (vi) below, the applicable writing signed by Midstream Co and Producer) shall include information as to:
(i)    each Facility Segment then existing and operational, under construction, or planned and the Individual System of which such Facility Segment is a part;

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(ii)    all existing and planned Receipt Points and existing and planned Delivery Points served or to be served by each such Facility Segment;
(iii)    estimated gathering pressures for each applicable Facility Segment for the 12 Month period beginning on the earliest Target On-Line Date for the Wells and Separator Facilities to be serviced by such Facility Segment, and the proposed Target Pressure for each Individual System included in the System Plan;
(iv)    all pumps, heaters, stabilizers, treatment, Associated Water and Flash Gas separation, and other major physical facilities located or to be located on or within each such Facility Segment, together with their sizes, operating parameters, capacities, and other relevant specifications (including the maximum operating pressures of the low pressure gathering lines and the high pressure gathering lines), which sizes, parameters, capacities and other relevant specifications shall be sufficient to (A) connect the Individual System to the existing or planned Receipt Points and Delivery Points for all Planned Separator Facilities and, with respect to any Planned Wells not intended to be serviced by a Separator Facility, Planned Wells set forth in the most recent Development Report, and (B) perform the Services for all Dedicated Production projected to be produced from the Dedicated Properties as contemplated by the most recent Development Report;
(v)    the anticipated schedule for completing the construction and installation of the planned Facility Segments, Facility Expansions, and all planned Receipt Points and Delivery Points, in each case, for all Planned Separator Facilities and Planned Wells, as applicable, included in the most recent Development Report;
(vi)    the allocation methodologies to be used by Midstream Co with respect to System Gains/Losses, Other System Fuel and other allocations hereunder (including, to the extent required by a writing signed by Producer and Midstream Co, allocations with respect to Drip Condensate, Recovered Oil and Flash Gas) and any other allocations hereunder, and any proposed changes to the allocation methodologies that are currently in effect on the date that Midstream Co delivers a System Plan; all such allocation methodologies shall: (A) be made by Midstream Co in a commercially reasonable manner; (B) be based upon the measurements taken and quantities determined for the applicable Month for the applicable Individual System or Facility Segment; and (C) take into account one or more of the following factors for the applicable Individual System or Facility Segment: throughput volumes, total consumption of System Fuel and Other System Fuel, System L&U, the Thermal Content of Drip Condensate, the Thermal Content of Flash Gas, the relative effort required to move the applicable product through the facilities of Midstream Co and other factors determined in good faith by Midstream Co; provided, however, that Midstream Co’s profit shall not be a component in the allocation of Other System Fuel, or, if applicable, Flash Gas or Drip Condensate;] provided, that to the extent required by a writing signed by Producer and Midstream Co that includes a waiver and indemnity from Producer to Midstream Co with respect to any and all Claims and expenses arising therefrom or related thereto, Midstream Co shall allocate, in a manner that Midstream Co determines (in its sole discretion) is commercially reasonable and able to be reasonably accurately allocated by Midstream Co on an Individual System or to a Receipt

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Point, as applicable, the Recovered Oil, Flash Gas or Drip Condensate, as applicable, on such Individual System or to such Receipt Point; and
(vii)    other information reasonably requested by Producer that is relevant to the design, construction, and operation of the System, the relevant Individual System, the relevant Facility Segment, and the relevant Receipt Points and Delivery Points; provided, however, that in no event shall Midstream Co be obligated to supply to Producer (A) pricing, budget or similar financial information or (B) information or data that is proprietary or covered by a confidentiality agreement or confidentiality obligations.
(g)    Meetings. Midstream Co shall make representatives of Midstream Co available to discuss the most recent System Plan with Producer and its representatives at Producer’s written request. Producer shall make representatives of Producer available to discuss the most recent Development Report with Midstream Co and its representatives at Midstream Co’s written request. The Parties agree that the meetings described in the previous sentences of this clause (g) may occur (and shall, if requested by either Party) occur on a Monthly basis, including by telephone conference. At all such meetings, the Parties shall exchange updated information about their respective plans for the development and expansion of the Dedicated Properties and the System and shall have the opportunity to discuss and provide comments on the other Party’s plans.
(h)    Scope and Purpose of Planning Tools. The Development Report and the System Plan are intended to assist Midstream Co and Producer with long-term planning and goals. None of the Development Reports nor the System Plans shall amend or modify this Agreement in any way. In the sole discretion of each Person serving as a Midstream Co under a Midstream Agreement Addendum, such Midstream Co may work with any other Midstream Co to prepare and deliver a System Plan jointly. To the extent that a Development Report or System Plan that satisfies the requirements above is delivered or deemed delivered under any other Transaction Document, such Development Report or System Plan shall be deemed delivered hereunder.
Section 3.2    Cancellation of Planned Wells and Planned Separator Facilities. If, whether through the delivery of an updated Development Report or otherwise, (a) Midstream Co reasonably determines (after making reasonable inquiry) that Producer has permanently abandoned the drilling or installation of any Planned Well or Planned Separator Facility or (b) Producer notifies Midstream Co that Producer intends to permanently abandon the drilling or installation of any Planned Well or Planned Separator Facility (the date on which such determination is made by Midstream Co, the “Cancellation Date”); and (c), as of the Cancellation Date, the actual aggregate costs and expenses (excluding Excluded Amounts) that (i) are incurred or committed by Midstream Co in connection with the design, procurement or construction of the Modifications or other facilities related to abandoned Planned Well or Planned Separation Facility and (ii) have not been recovered by Midstream Co from an applicable Third Party within 60 Days following the Cancellation Date (such aggregate costs and expenses, excluding Excluded Amounts, the “Cancellation Costs”) exceed $100,000, then Producer shall reimburse Midstream Co for all reasonable and documented Cancellation Costs incurred or committed by Midstream Co prior to such Cancellation Date to design, procure and construct such Modifications or other facilities.

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Section 3.3    Temporary Services.
(a)    Pending the completion of facilities contemplated in a System Plan or that may be required to service Wells or Separator Facilities in existence as of the Effective Date, Producer may enter into a contract with Third Party(ies) to provide services with respect to the Dedicated Production and Dedicated Properties that are anticipated to be serviced by the new, modified, or enhanced facilities if the term of such contract does not exceed six Months, and such contract may be renewed in six-Month increments until such time as Midstream Co has provided written notice to Producer that Midstream Co has completed the applicable facilities and that such facilities are ready for Service under this Agreement; provided, however, that if any such contract is in effect with respect to any Well or Separator Facility on the date that Midstream Co provides such notice to Producer, Producer will not be obligated to deliver any Product from such Well or Separator Facility to the System until the first Day of the first full Month following expiration of such contract.
(b)    At any time Producer makes alternative arrangements with a Third Party for the provision of services with respect to the Dedicated Properties or the Dedicated Production as permitted under Section 3.3(a), Producer shall (i) if Midstream Co commits in writing to provide Services hereunder within a period of time that is shorter than six Months, use reasonable efforts to enter into a contract with a term that expires on or around the date on which Midstream Co has committed to being able to provide Services hereunder; and (ii) notify Midstream Co of the term of such contract promptly after execution thereof. Prior to requiring Producer to begin using, or resume using, as applicable, Services hereunder, Midstream Co shall provide notice to Producer of the date on which Midstream Co expects to be ready, willing and able to begin providing Services to Producer no later than 45 Days prior to the expiration of the Third Party contract. In no event shall Producer be required to begin using, or resume using, as applicable, Services on a Day other than the first Day of a Month once Midstream Co is fully capable of performing the Services.
(c)    If at any time, (i) Producer fails to deliver a Development Report on or before the applicable deadline set forth in Section 3.1(a), (ii) a Development Report delivered by Producer failed to describe any Well or (iii) the average rate of production at any Receipt Point described in the then-applicable Development Report exceeds Producer’s forecast for such Receipt Point set forth in such Development Report, and as a result, Midstream Co has not completed any new, modified, or enhanced facilities necessary to allow Midstream Co to accept all of the Product Tendered by Producer at a Receipt Point, then (x) within a reasonable time after Midstream Co becomes aware of the need for such new, modified, or enhanced facilities, Midstream Co shall elect, in its sole discretion, whether to proceed with the development and completion of such facilities by providing notice to Producer, and (y) if Midstream Co elects to proceed with the development and completion of such facilities, (1) Midstream Co shall cause such facilities to be completed within a reasonable time after such election and (2) pending the completion of such facilities, Midstream Co may elect (in its reasonable discretion and in exchange for reasonable compensation) to permit Producer to enter into a contract with a Third Party as provided in Section 3.3(a) to provide services with respect to the Dedicated Production that Midstream Co is unable to accept.
Section 3.4    Cooperation. The Parties shall (each at its own cost and expense) work together in good faith to obtain such Permits as are necessary to drill and complete each Planned Well and Planned Separator Facility and construct and install the required Modifications of the System to provide Services for

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all Dedicated Production from each Planned Separator Facility and each Planned Well, as applicable, as expeditiously as reasonably practicable, all as provided in this Agreement. The Parties shall cooperate with each other and communicate regularly regarding their efforts to obtain such Permits. Upon request by Producer, Midstream Co shall promptly provide to Producer copies of all Permits obtained by Midstream Co in order to construct and install any Facility Segment (or portion of a Facility Segment) of the System or any other Modifications.
Section 3.5    Grant of Access; Real Property Rights.
(a)    Producer’s Grant of Access. Producer hereby grants to Midstream Co, without warranty of title, either express or implied, to the extent that it may lawfully and is contractually permitted to do so without the incurrence of additional expense, the rights of ingress and egress with respect to, and the right to access, all lands constituting Dedicated Properties for the purpose of using, maintaining, servicing, inspecting, repairing, and operating all or any portion of the applicable Individual System, including all pipelines, meters and other equipment necessary for the performance by Midstream Co of this Agreement. Such right of access shall not include any right to install, replace, disconnect, or remove all or any portion of the applicable Individual System, which rights may only be granted pursuant to a separate instrument entered into pursuant to Section 3.5(f).
(b)    Producer Does Not Have Obligation to Maintain. Producer shall not have a duty to maintain in force and effect any underlying agreements (such as any lease, easement, or surface use agreement) that the grant of access by Producer to Midstream Co under Section 3.5(a) is based upon, and such grant will terminate if Producer loses its rights to the applicable property, regardless of the reason for such loss of rights.
(c)    Midstream Co’s Grant of Access. Midstream Co hereby grants to Producer, without warranty of title, either express or implied, to the extent that it may lawfully and is contractually permitted to do so without the incurrence of additional expense, the rights of ingress and egress with respect to, and the right to access, all lands covered by the Individual System in order to exercise its rights and obligations hereunder. Such right shall not include any right to install, replace, disconnect, or remove any facilities on such lands, which rights may only be granted pursuant to a separate instrument entered into pursuant to Section 3.5(f). Producer shall release, protect, defend, indemnify and hold harmless Midstream Co Group from and against all Losses directly or indirectly arising out of or in connection with bodily injury, death, illness, disease, or loss or damage to property of Midstream Co or any member of Midstream Co Group directly arising from Producer’s exercise of its access rights hereunder, except to the extent such Losses are caused by the gross negligence or willful misconduct of Midstream Co Group.
(d)    Midstream Co Does Not Have Obligation to Maintain. Midstream Co shall not have a duty to maintain in force and effect any underlying agreements that the grant of access by Midstream Co to Producer pursuant to this Section 3.5(d) is based upon, and such grant will terminate if Midstream Co loses its rights to the applicable property, regardless of the reason for such loss of rights.

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(e)    No Interference. A Party’s exercise of the rights granted to a Party by the other Party pursuant to this Section 3.5 shall not unreasonably interfere with the granting Party’s operations or with the rights of owners in fee with respect to the applicable lands, and such rights will be exercised in material compliance with all applicable Laws and the safety and other reasonable access requirements of the granting Party. Each Party obtaining a right of access pursuant to this Section 3.5 shall have the status of “licensee,” except when such Party is accessing the applicable real property by way of a right-of-way, easement, or other similar real property right granted pursuant to a separate instrument.
(f)    Real Property Rights. Each Party shall acquire and maintain all easements, rights of way, surface use, surface access agreements, and other real property rights from Third Parties necessary to perform its obligations hereunder. To the extent a Party has the contractual right and title to do so (including, with respect to Producer and its Affiliates, any and all rights granted under the Dedicated Properties’ oil, gas and mineral leases, mineral fee interests and other granting instruments with respect to easements, rights-of-way and other similar rights for purposes of laying, constructing, installing, maintaining, servicing, inspecting, repairing, or operating pipelines, meters and other equipment necessary for the receipt, treating, measurement, storage, gathering or transportation of Dedicated Production therefrom), such Party shall provide to the other Party the right of co-usage on the easements, sub-easements, rights of way, surface use, and other real property rights held by such Party covering lands for which the other Party requires real property rights to perform its obligations hereunder, all at no cost to the providing Party and on terms and conditions mutually acceptable to the Parties in their reasonable discretion. Where a Party does not have the contractual right to do so, such Party shall provide reasonable assistance to the other Party in obtaining the real property rights with respect to such lands as necessary or desirable to perform its obligations hereunder.
Article 4
Measurement Devices
Section 4.1    Measurement Devices.
(a)    Except as provided in Section 4.1(d) below, Midstream Co shall construct, install, own and operate (or cause to be constructed, installed and operated) the Measurement Devices located at the Measurement Points. Midstream Co may, in its discretion, construct, install, own and operate (or cause to be constructed, installed and operated) Measurement Devices located at or upstream of the Delivery Points or at or downstream of any Receipt Point.
(b)    Midstream Co shall cause all Measurement Devices that are owned by Midstream Co to be constructed, installed, and operated in accordance with applicable industry standards and applicable Laws, and as set forth in the current System Plan.
(c)    Each Party shall have the right, at its sole expense, to install, own and operate (or cause to be constructed, installed and operated) “check meter” Measurement Devices located at the Measurement Points, Receipt Points and Delivery Points for which the other Party is responsible for the controlling Measurement Device (i.e., the Measurement Device on which Monthly settlement statements will be based). Each Party shall cause its “check meter” Measurement Devices to be installed, subsequent to providing a

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minimum of 72 hours’ notice to the other Party, so as not to interfere with the other Party’s Measurement Devices and shall take steps that are reasonable and customary in the industry to mitigate or prevent any problems that may interfere with the other Party’s Measurement Devices at the Measurement Points.
(d)    Midstream Co may elect to use a Producer Meter as the Measurement Device for a Measurement Point in lieu of constructing, installing, owning, and operating a Measurement Device located at such Measurement Point by providing notice to Producer (including by detailing such election in the applicable System Plan). If Midstream Co elects to use such Producer Meter as the Measurement Device for a Measurement Point, Producer shall provide Midstream Co reasonable access to such Producer Meter, including prior advance notice of, and the ability to witness, the calibration of such Producer Meter.
(e)    Producer and Midstream Co shall cause Measurement Devices owned by such Party to be constructed, installed and operated in accordance with the following depending on the type of meter used:
(i)    API Manual of Petroleum Measurement Standard, Chapter 6.1, Metering Assemblies, Lease Automatic Custody Transfer (LACT).
(ii)    API, Manual of Petroleum Measurement Standard, Spec 11N, Specification for Lease Automatic Custody Transfer (LACT).
(f)    Midstream Co may (but shall not be obligated to) replace or make any alterations to the Measurement Devices necessary to comply with any subsequent amendments, revisions or modifications of applicable Law or the specifications cited in Section 4.1(e). With respect to Producer Meters that Midstream Co has elected to use, Producer may (but shall not be obligated to) replace or make any alterations to the Measurement Devices necessary to comply with any subsequent amendments, revisions or modifications of applicable Law or the specifications cited in Section 4.1(e).
(g)    The accuracy of all Measurement Devices at the Measurement Points and Delivery Points and of all Measurement Devices that serve as “check meters” for any such Measurement Point or Delivery Point Measurement Devices will be verified by the owner of such Measurement Device (the “Owner”) at Monthly intervals and, if requested, in the presence of a representative of the other Party (the “Beneficiary”). The Owner shall verify the accuracy of any owned Measurement Device before the next Monthly verification required by the preceding sentence if the Beneficiary makes a written request for a special test as described below. Notwithstanding the foregoing, when Daily deliveries of Product at any Measurement Point or Delivery Point average 100 Barrels per Day or less during any Month, the Owner may request from the Beneficiary that the accuracy of the Measurement Devices at such Measurement Point or Delivery Point be verified quarterly. If, upon any test, any Measurement Device is found to be inaccurate by 0.25% or less, previous readings of such Measurement Device will be considered correct in computing the deliveries of Product under this Agreement. If, upon any test, any Measurement Device is found to be inaccurate by more than 0.25% (excessive meter factor deviation), such Measurement Device will immediately be removed from service, adjusted, repaired or replaced to record accurately (within the manufacturer’s allowance for error) and reproved prior to returning to service. If the excessive meter factor deviation can be explained by changing conditions (gravity, temperature or flow-rate) no corrective action may be taken if mutually agreed

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upon by both the Owner and the Beneficiary. Any previous recordings of such Measurement Device with an excessive meter factor deviation will be corrected by using the arithmetic average of the malfunction factor and the previous factor shall be applied to the production measured through the meter between the date of the previous factor and the date of the malfunction factor. The proving report must clearly indicate the meter’s malfunction factor and all remarks associated with the repairs or adjustments. If the Beneficiary desires a special test of any Measurement Device, at least 72 hours’ advance written notice will be given to the Owner, and the Parties will cooperate to secure a prompt test of the accuracy of such Measurement Device. If the Measurement Device so tested is found to be inaccurate by 0.25% or less, the Owner will have the right to bill the Beneficiary for the costs incurred due to such special test, including any labor and transportation costs, and the Beneficiary will pay such costs promptly upon invoice therefor.
(h)    If requested by the Beneficiary, the Measurement Devices owned by Owner shall include a sufficient number of data ports, and Owner shall permit Beneficiary to connect to such data ports, as shall be required to provide to Beneficiary on a real-time basis all measurement data generated by such measurement equipment. Beneficiary shall be responsible at its own cost for obtaining equipment and services to connect to such data ports and receive and process such data.
(i)    Each Party shall make the charts and records by which measurements are determined available for the use of the other Party in fulfilling the terms and conditions thereof. Each Party shall, upon written request of the other Party, mail, email or deliver for checking and calculation all volume, BS&W, and gravity, average flowing temperature, average flowing pressure and other meter or test records in its possession and used in the measurement or allocation of Product delivered under this Agreement within 30 Days after the last chart for each billing period is removed from the meter. Such data shall be returned within 90 Days after the receipt thereof.
(j)    Each Party shall preserve or cause to be preserved for mutual use all test data or other similar records in accordance with the applicable rules and regulations of regulatory bodies having jurisdiction, if any, with respect to the retention of such records, and, in any event, for at least 24 Months.
(k)    So long as the Parties to this Agreement are also parties to a Transaction Document that covers Gas, the requirements for Measurement Devices in respect of Flash Gas shall be covered by such Transaction Document. If at any time the Parties to this Agreement are not also party to another Transaction Document that covers Gas, the Parties shall set forth in the Agreement Addendum or an appropriate amendment to this Agreement the requirements for Measurement Devices pertaining to Flash Gas; absent such agreement, Midstream Co shall install and maintain measuring equipment at the Delivery Points that is in accordance with applicable American Gas Association standards.
Section 4.2    Measurement Procedures.
(a)    Midstream Co shall use the Measurement Devices owned by Midstream Co (or if Midstream Co’s rights under Section 4.1(d) are exercised, then the Measurement Devices owned by Producer) at the Measurement Points to determine the volumes of Product passing through the Individual System for purposes of Article 6 and Article 10. Midstream Co shall cause (or if Midstream Co’s rights under Section 4.1(d) are

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exercised, then Producer shall cause) the measurements of the quantity and quality of all Product measured at the Measurement Points (and at each Receipt Point or Delivery Point at which measurements are taken) to be conducted in accordance with the regulations issued by the applicable Governmental Authority (i.e., BLM Onshore Order No. 4: Measurement of Oil) and the following industry standards:
API Manual of Petroleum Measurement Standards:
Chapter 4, Proving Systems
Chapter 5.1, General Considerations for Measurement by Meters
Chapter 5.6, Measurement of Liquid by Coriolis Meters
Chapter 7, Temperature Determination
Chapter 8, Sampling
Chapter 8.2, Automatic Sampling of Petroleum and Petroleum Products
Chapter 9, Density Determination
Chapter 10, Sediment and Water
Chapter 12.2, Calculation of Petroleum Quantities Measured by Turbine or Displacement Meters
(b)    Other tests to determine impurities in the Product will be conducted whenever requested by a Party and will be conducted in accordance with standard industry testing procedures. The Party requested to perform such tests will bear the cost of such tests only if the Product tested is determined not to be within the quality specification set forth herein or, if applicable, in the applicable Midstream Agreement Addendum. If the Product is within such quality specification, the requesting Party will bear the cost of such tests.
(c)    If, during the Term of this Agreement, a new method or technique is developed with respect to Product measurement or the determination of the factors used in such Product measurement, such new method or technique may be substituted for the method set forth in this Agreement if the new method or technique is in accordance with accepted standards of the American Gas Association, API and/or Gas Processor’s Association, as applicable.
Section 4.3    Product Meter Adjustments. If a Measurement Device is out of service or registering inaccurately, the Parties shall determine the quantities of Product received or delivered during such period as follows:
(a)    By using the registration of any check meter or meters, if installed and accurately registering; or in the absence of such check meters,

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(b)    By using a meter operating in parallel with the estimated volume corrected for any differences found when the meters are operating properly,
(c)    By correcting the error if the percentage of error is ascertainable by calibration, tests or mathematical calculation, such as step change, uncertainty calculation or balance adjustment; or in the absence of check meters and the ability to make corrections under this Section 4.3(c), then,
(d)    By estimating the quantity received or delivered by receipts or deliveries during periods under similar conditions when the meter was registering accurately.
Article 5
Tender, Nomination, and Gathering of Production
Section 5.1    Limitations on Service to Third Parties. The Parties acknowledge that Original Producer has dedicated and committed Dedicated Properties to this Agreement as set forth in Article 2 and is an anchor shipper with respect to Services on one or more of the Individual Systems owned or operated by Midstream Co or its Affiliates. In no event will Midstream Co grant any Person (other than Original Producer) Priority One Service on an Individual System used to provide Services to Original Producer without Original Producer’s prior written consent, except as required by a Governmental Authority. Original Producer shall not be permitted to assign its Priority One Service, including through any permissible assignments described in Article 16 without Midstream Co’s prior written consent.
Section 5.2    Tender of Production. Subject to Section 5.3(c) and Section 5.4, each Day during the Term (a) Producer shall Tender to the Individual System at each applicable Receipt Point all of the Dedicated Production available to Producer at such Receipt Point, and (b) Original Producer will have the right to Tender to Midstream Co, for Services on an interruptible basis, but otherwise subject to the same terms and conditions under this Agreement as the Dedicated Production (except as to the Dedications (to which it will not be subject) and priority (for which the terms are more fully set forth in Section 5.3(c) below)), Product other than Dedicated Production, provided that (i) Original Producer’s Tender of undedicated volumes of Product will not cause the underlying Wells or acreage to be subject to the Dedications and (ii) Midstream Co shall have the right to accept or reject such Tender of Product in its sole operational and commercial discretion.
Section 5.3    Services; Service Standard.
(a)    Services. Subject to Section 5.3(c), Midstream Co shall (i) provide Services for all Product that is Tendered by Producer to Midstream Co at the Receipt Point(s), (ii) redeliver to Producer or for the benefit of Producer at the relevant Delivery Point (as designated by Producer) equivalent quantities of such Product, less any Associated Water and Flash Gas removed therefrom attributable to Producer’s owned or Controlled Product, taking into account any System Gains/ Losses, and (iii) cause the System to be able to flow such Product at volumes produced into each Individual System, in each case, so long as total crude volumes for the respective Individual System are not greater than the current capacity of the System.

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(b)    Services Standard. Midstream Co shall own and operate the System and perform the Services in a good and workmanlike manner in accordance with standards customary in the industry.
(c)    Priority of Service. Midstream Co shall cause Product delivered on the System to have the following priorities (to the extent not in violation of applicable Law):
(i)    Dedicated Production delivered by Original Producer shall have Priority One Service on the System and, subject to Section 5.1, Midstream Co shall not grant Priority One Service to any other Person;
(ii)    Product delivered by a Third Party on a non-interruptible basis shall have priority service on the System over services for Product delivered to the System on an interruptible basis; and
(iii)    Product delivered by Original Producer on an interruptible basis (pursuant to Section 5.2) shall have priority service on the System over services for all other Product delivered to the System on an interruptible basis;
provided, however, that Midstream Co’s performance of its obligations under Section 5.3(a) with respect to any Product (A) of any Producer Assignee, or (B) produced from any Well not included on a Development Report or for which new, modified, or enhanced facilities are contemplated in a System Plan, or (C) that is not subject to the Dedications under this Agreement, in each case, shall at all times be subject to the available capacity on the System at the time that Product is available to be Tendered by Producer at a Receipt Point; and provided, further, that in the case of clause (B) above, Producer may make alternative arrangements for the Product not received by Midstream Co pursuant to Section 3.3.
Section 5.4    Nominations, Scheduling, and Curtailment. Nominations and scheduling of Product available for, and interruptions and curtailment of, Services under this Agreement shall be performed in accordance with the following provisions:
(a)    Nominations. Product shall be received only under a nomination submitted by Producer. For purposes of this Agreement, a nomination is the volume, in Barrels per day, forecasted by Producer to be delivered to Receipt Points and redelivered by Midstream Co to Delivery Points for a particular month of Delivery, which nomination shall specify which volumes of Product are Dedicated Production hereunder. Nominations shall be submitted on or before the 25th day of the Month preceding the Month of delivery.
(b)    Reserved.
(c)    Consistent Quantities. Producer and Midstream Co shall use commercially reasonable efforts to cause Product to be received and redelivered under this Agreement at similar quantities for a delivery Month. System storage shall be used only for the operational purposes of Midstream Co, as determined solely by Midstream Co.
(d)    Reserved.

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(e)    Adjustments. Nothing contained in this Agreement shall preclude Midstream Co from taking reasonable actions necessary to adjust receipts or deliveries under this Agreement in order to maintain the operational integrity and safety of the System.
(f)    Line Fill.
(i)    Producer shall deliver to Midstream Co a pro rata portion of the Product that Midstream Co determines is necessary for efficient operation of the System (such pro rata portion, the “Producer Line Fill”), and Midstream Co shall not be obligated to receive any Product Tendered by Producer until Producer’s delivery of Product to Midstream Co has met the Producer Line Fill.
(ii)    Midstream Co shall maintain an inventory account (the “Inventory Account”) for Producer and each other shipper or producer on the System which reflects for each Month with respect to each producer and shipper on the System (including Producer) (i) the total volumes received and delivered; (ii) the starting and ending minimum line fill required; (iii) the starting and ending amount of crude oil inventory in Midstream Co’s facilities above the minimum line fill required; and (iv) any other information deemed necessary and appropriate by Midstream Co, all on an Individual System basis. Midstream Co shall provide a statement of Producer’s Inventory Account as part of the supplemental and supporting information for each invoice.
(iii)    At the end of the Term, Producer’s Product in inventory (both Producer Line Fill and any amounts above Producer Line Fill quantities) within Midstream Co’s System, or within the respective Individual System within Midstream Co’s System, will be delivered by Midstream Co to the Delivery Point specified by Producer within 60 days after the end of the Term.
Section 5.5    Suspension/Shutdown of Service.
(a)    Shutdown. During any period when all or any portion of the Individual System is shut down (i) because of maintenance, repairs or Force Majeure, (ii) because such shutdown is necessary to avoid injury or harm to Persons or property, to the environment or to the integrity of all or any portion of the Individual System or (iii) because providing Services hereunder has become uneconomic as further described in Section 13.2, Midstream Co may interrupt or curtail receipts of Producer’s Product, provided that any such interruption or curtailment of Original Producer’s volumes must be done in accordance with the priority provisions in Section 5.3(c). In such cases, Midstream Co shall have no liability to Producer (subject to Section 11.1(b)) for its failure to receive Product, except to the extent such shutdown is caused by the negligence, gross negligence or willful misconduct of Midstream Co. If Midstream Co is required to so interrupt or curtail receipts of Product, Midstream Co will advise (by telephone, following up by writing, which writing may be in the form of electronic mail) Producer of such interruption or curtailment as soon as practicable or in any event within 24 hours after the occurrence of such event.

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(b)    Planned Curtailments and Interruptions.
(i)    Midstream Co shall have the right to curtail or interrupt receipts and deliveries of Product for brief periods to perform necessary maintenance of and repairs or modifications (including modifications required to perform its obligations under this Agreement) to the Individual System; provided, however, that to the extent reasonably practicable, Midstream Co shall coordinate its maintenance, repair and modification operations with the operations of Producer and, in any case, will use its reasonable efforts to schedule maintenance, repair and modification operations so as to avoid or minimize to the greatest extent possible service curtailments or interruptions.
(ii)    Midstream Co shall provide Producer (x) with 30 Days prior notice of any upcoming normal and routine maintenance, repair and modification projects that Midstream Co has planned that would result in a curtailment or interruption of Producer’s deliveries and the estimated time period for such curtailment or interruption and (y) with six Months prior notice of any maintenance (A) of which Midstream Co has knowledge at least six Months in advance and (B) that is anticipated to result in a curtailment or interruption of Producer’s deliveries for five or more consecutive Days.
Section 5.6    Marketing and Transportation. As between the Parties, Producer shall be solely responsible, and shall make all necessary arrangements at and downstream of the Delivery Points, for the receipt, further transportation, and marketing of Producer’s owned and Controlled Product. Midstream Co shall have no liability for any operations or activities upstream or downstream of the Individual System.
Section 5.7    No Prior Flow of Product in Interstate Commerce. Producer represents and warrants that at the time of Tender, none of the Product delivered at a Receipt Point hereunder has flowed in interstate commerce.
Article 6
Fees
Section 6.1    Fees. Producer shall pay Midstream Co each Month in accordance with the terms of this Agreement for all Services provided by Midstream Co with respect to Dedicated Production received by Midstream Co from Producer or for Producer’s account during such Month, an amount, for each Individual System, equal to the sum of (i) the product of (x) the Net Standard Volume of Product, stated in Barrels, received by Midstream Co from Producer or for Producer’s account at the applicable Receipt Point for such Product within the applicable Individual System during such Month, multiplied by (y) the applicable Individual Fee, and (ii) an amount equal to Producer’s allocated portion of the actual costs incurred by Midstream Co for electricity required to provide Services, such allocation to be based upon the aggregate quantities of Product received by Midstream Co.

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Section 6.2    Fee Adjustments.
(a)    Redetermination.
(i)    Redetermination Proposal. Between November 1 and December 31 of any Year, Midstream Co shall prepare and deliver to Producer for its review and comment a written proposal (each, a “Redetermination Proposal”) to redetermine each Individual Fee (unless the Parties mutually agree not to redetermine any particular Individual Fee) in accordance with this Section 6.2(a). Each Redetermination Proposal shall include relevant supporting documentation based upon the latest updated Development Report and System Plan and shall take into account future items including projected production volumes, operating revenue projections, and budgeted amounts for capital expenditures and all estimated operating expenses that Midstream Co believes will be necessary to provide the applicable Services as contemplated by the latest updated Development Report and System Plan; provided that a redetermined Individual Fee as agreed to by the Parties (a “Redetermined Individual Fee”) shall not recoup the difference between (A) estimated operating expenses or revenues and (B) actual operating expenses or revenues for periods prior to the effective date of such Redetermined Individual Fee. The Parties may agree to redetermine a particular Individual Fee without obligation to agree to redetermine any other Individual Fee.
(i)    Subsequent Redetermination Timing. Any Redetermined Individual Fee agreed to by the Parties on or prior to the last Business Day of February of the applicable Adjustment Year (“Redetermination Deadline”) shall become effective as of the first Day of the Month following the Month in which agreement has been reached. If the Parties fail to agree upon a redetermination of any Individual Fee set forth in the applicable Redetermination Proposal on or prior to the Redetermination Deadline, then such Individual Fee shall remain in effect without redetermination pursuant to this Section 6.2(a). For purposes of this Section 6.2(a)(ii), the Year immediately after the Year during which a Redetermination Proposal is delivered is herein the “Adjustment Year.”
(b)    Annual Escalation. Effective as of July 1 of each Year, the Individual Fee will be increased by multiplying the then-applicable Individual Fee (as increased for prior Years pursuant to this Section 6.2(b) or otherwise adjusted pursuant to this Agreement) by the Escalation Percentage; provided that Reimbursed Amounts shall not be subject to this Section 6.2(b). Such annual increase to the Individual Fee shall become effective on July 1 of the applicable Year, even if such Individual Fee was redetermined pursuant to Section 6.2(a), with an effective date during the same Year.
(c)    Downtime Events.
(i)    If during any Month (A) there has been a Downtime Event, (B) such Downtime Event was not a result of Producer’s (1) production exceeding the production forecast in the Development Report on which the Individual System was based or (2) non-compliance with this Agreement, (C) such Downtime Event caused the Curtailment Percentage for any Individual System during any such Month to exceed the Curtailment Allowance during such Month, and (D) Producer has waived its right to a temporary release of Dedicated Production under Section 2.4(b), then the

Third Amended and Restated
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Individual Fee with respect to such Individual System used to calculate the amounts owed for such Month under Section 6.1(i)(y) shall be reduced as set forth on Exhibit B.
(ii)    Midstream Co may curtail up to 7% of the volume of Producer’s Dedicated Production that is less than or equal to the capacity for the Individual System as set forth in the applicable System Plan for an Individual System (and there shall be no limit on curtailment of any volumes over the capacity as set forth in the applicable System Plan) (such 7% allowance, the “Curtailment Allowance”).
(iii)    The actual percentage of Producer’s Dedicated Production that has been curtailed as a result of Downtime Events (as described in Section 6.2(c)(i)(B)) during each Month (the “Curtailment Percentage”) on an Individual System shall be calculated as:
Curtailment Percentage (expressed as a percentage) =
(1 – [ (A / B) / C ] ) x ( B / D ), where
A = (expressed as a number) the aggregate volume (in Barrels) of Producer’s Dedicated Production delivered into and received on such Individual System on any and all Days that a Downtime Event (as described in Section 6.2(c)(i)(B)) occurred during such Month;
B = the number of Days that a Downtime Event (as described in Section 6.2(c)(i)(B)) occurred during such Month;
C = (expressed as a number) the (i) average Daily volume (in Barrels) of Producer’s Dedicated Production delivered into and received on such Individual System during the most recently ended 7-Day period that had zero Downtime Events (as described in Section 6.2(c)(i)(B)) prior to such Month plus (ii) for any new Planned Wells (A) that had an On-Line Deadline during the Downtime Event, (B) were not released pursuant to Section 2.4 and (C) but for the Downtime Event, would be ready to flow Dedicated Production, the volumes estimated by Original Producer in the Development Report for such curtailed or shut in Planned Wells; and
D = the number of Days during such Month;
provided that, for illustrative purposes only: if A = 10,000, B = 10, C = 4,000, and D = 30, then the Curtailment Percentage for such Month would be 25%:
= (1 – [ ( 10,000 / 10) / 4,000) ] x (10 / 30)
= (1 – [ 1,000 / 4,000]) x 0.333
= (1 – 0.25) x 0.333

Third Amended and Restated
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= 0.75 x 0.333
= 0.25 expressed as 25%
Section 6.3    Treatment of Byproducts, System Gains/Losses, Fuel and Related Matters. No separate fee shall be chargeable by Midstream Co and no refund or reduction in the Individual Fee shall be chargeable by or owed to Producer for the hydrocarbons or services described in this Section 6.3, except as provided in Section 6.3(d).
(a)    Drip Condensate. Midstream Co shall deliver to Producer, each Month, all Drip Condensate allocated to Producer or for Producer’s account to the extent Producer and Midstream Co have agreed in writing to require such allocation. Producer shall provide a written waiver and indemnity to Midstream Co with respect to any and all Claims and expenses arising therefrom or related thereto.
(b)    Flash Gas. Midstream Co shall deliver to Producer, each Month, all Flash Gas allocated to Producer or for Producer’s account by delivering such Flash Gas into the Gas System to the extent Producer and Midstream Co have agreed in writing to require such allocation. At all times during the Term either (x) Midstream Co and Producer shall be party to both this Agreement and another Transaction Document that covers Gas (in which case Producer shall not owe any amount under this Agreement or any other Transaction Document to which Midstream Co is a Party as a result of Flash Gas being transported through the Gas System) or (y) the Parties shall set forth in the Agreement Addendum or an appropriate amendment to this Agreement the methodology for Midstream Co to deliver Flash Gas to Producer any fee applicable thereto.
(c)    System Gains/Losses.
(i)    Midstream Co will perform a Monthly material balance for each Individual System based on comparison of Product delivered, Product inventory change within Midstream Co’s facilities, and the theoretical Product (after removal of Associated Water and Flash Gas) received into the Individual System at Receipt Points (or measured if Associated Water and Flash Gas of Product at Receipt Points meets Oil Quality specifications of Downstream Facilities or markets without treatment by Midstream Co). Actual System gains or losses from the material balance will be allocated back to Producer’s Receipt Points to determine allocated quantities of Product received at Receipt Points for each Month.
(ii)    If, during any Month, System Gains/Losses on an Individual System allocated to Producer in accordance with this Agreement exceeds 2.00% of the total quantities of Producer’s owned or Controlled Product delivered to the Individual System in such Month, then Midstream Co will, for the respective Individual System, obtain updated test data (i.e. sample results, meter proves, etc.) from Receipt Points involved in calculating theoretical Product (after removal of Associated Water and Flash Gas) received into the System at Receipt Points on the Individual System and conduct a field-wide (on an Individual System basis) meter inspection and proving, if necessary, followed by an updated balance. If Midstream Co determines that a repair to the Individual System

Third Amended and Restated
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is needed to reduce the System Gains/Losses below 2.00%, Midstream Co shall undertake such repairs in a commercially reasonable manner and as soon after making such determination as is commercially reasonable.
(iii)    Midstream Co shall provide Producer with prior notice of, and reasonable access to observe, any such field-wide meter balance.
(d)    Other System Fuel. Midstream Co may elect to use Other System Fuel as fuel to operate the Individual System, or to generate electricity for the operation of the Individual System and shall account for the Other System Fuel used by Midstream Co. If during any Month, Producer does not deliver to Midstream Co Gas under any Transaction Document to which Midstream Co is a party, then Midstream Co shall calculate the value of the Other System Fuel used during the applicable Month based on the price of Product received by Producer during such Month and such amount shall appear as an additional fee owed by Producer to Midstream Co on an invoice delivered to Producer within 90 Days after the end of the applicable Month.
(e)    Associated Water. Midstream Co shall deliver to Producer, each Month, all Associated Water allocated to Producer or for Producer’s account by delivering such Associated Water into the Water System. The Parties acknowledge that there is no separate fee chargeable by Midstream Co hereunder for Services with respect to Associated Water and that the fees chargeable by Midstream Co hereunder for Product sufficiently compensate Midstream Co for Services with respect to Associated Water. The Monthly Loss/ Gain Report shall include a statement of the Associated Water separated from the Product and delivered to Producer into the Water System.
Article 7
Quality
Section 7.1    Quality Specifications.
(a)    Each Individual System will be operated as a field System, and as such, Product received from Producer at the Receipt Points shall conform to the following quality specifications, provided that the following may be varied or adjusted as described in this Section 7.1 or by express language set forth in the applicable Agreement Addendum. Midstream Co will not accept any Product unless it meets the specifications listed in the chart below and unless other properties of such Product (viscosity, pour point, and other properties) are such that it will be readily susceptible to transportation through Midstream Co’s pipeline system. These specifications may be applied to each Barrel of Producer’s nomination and not be limited to the composite sample of the nomination.

Third Amended and Restated
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Crude Oil
API Gravity, º API	33 - 65
Sulfur Content, Weight %	<= 0.45
BS&W	<= 0.5%
Of which, water content is no more than
<= 0.3%
(b)    Midstream Co will reject all tenders when: (i) the Reid vapor pressure of the Product exceeds ten pounds (10 lbs.) at one hundred degrees Fahrenheit (100ºF); (ii) the true vapor pressure of the Product might result in non-compliance with federal, state or local regulations by Midstream Co or by pipelines downstream of the Delivery Point; (iii) if Midstream Co determines that a Producer has delivered Product that contains or has been contaminated by the presence of any excessive deleterious substances including but not limited to metals, chlorinated or oxygenated hydrocarbons, hydrogen sulfide, or salt; or (iv) if Midstream Co determines that a Producer has delivered Product that will adversely affect the quality of Product received from other producers, cause disadvantage to other producers or Midstream Co, or damage or change the characteristics of the common stream of the Individual System.
(c)    All Product delivered by Producer to Midstream Co shall have a maximum temperature of one hundred thirty degrees (130º) Fahrenheit at the Receipt Point.
(d)    From time to time, Midstream Co may require that Producer furnish certified laboratory reports showing the results of quality tests on the Product tendered for gathering. Midstream Co may also from time to time obtain samples for laboratory analysis to check compliance with the specifications cited above.
(e)    If any Product Tendered by Producer to the Individual System fails at any time to conform to the applicable specifications, then Midstream Co will have the rights specified in Section 7.2.
(f)    If Producer’s Product delivered to the Receipt Points complies with such quality specifications, then all Product redelivered at the Delivery Points by Midstream Co to Producer shall meet the quality specifications applicable at the relevant Delivery Points. Midstream Co may commingle Product received into the Individual System with other Product shipments and, subject to Midstream Co’s obligation to redeliver to Producer at the Delivery Points Product that satisfies the applicable quality specifications of the Delivery Points, (a) such Product shall be subject to such changes in quality, composition and other characteristics as may result from such commingling and the removal of Associated Water and Flash Gas (if any), (b) Midstream Co shall have no other obligation to Producer associated with changes in quality of Product as the result of such commingling and Associated Water and Flash Gas removal, and (c) Midstream Co shall have the right to change the quality specifications to comply with any changes in the Downstream Facility specifications.
Section 7.2    Failure to Meet Specifications.

Third Amended and Restated
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(a)    If any Product Tendered by Producer to the Individual System fails at any time to conform to the applicable specifications, then Midstream Co will have the right to immediately discontinue receipt of such non-conforming Product and shall notify Producer of the specifications violation within 24 hours after such discontinuation. Such notification may be verbal initially followed by written confirmation in accordance with the notice requirements set forth in Section 17.2. If Producer disputes Midstream Co’s determination that any Product fails to conform to the applicable specifications, then Producer shall (i) notify Midstream Co thereof within 24 hours after receiving such notice from Midstream Co, (ii) submit the applicable Product to a mutually agreed upon Third Party laboratory, and (iii) cause such laboratory to analyze the Product within 72 hours after Producer’s receipt of Midstream Co’s notice of non-conformance. If the results of such analysis provide that the applicable Product is non-conforming, the costs and expenses associated with such analysis shall be borne by Producer; if the results of such analysis provide that the applicable Product conforms to the specifications, then Midstream Co shall reimburse Producer for all reasonable and documented costs and expenses incurred by Producer to cause such Third Party laboratory to perform such analysis.
(b)    Midstream Co shall have the right, to be exercised in Midstream Co’s sole discretion, to use commercially reasonable efforts to blend and commingle any or all of such non-conforming Product with other Product in the Individual System so that it meets the applicable specifications. Midstream Co may charge Producer a reasonable fee to compensate Midstream Co for its use of commercially reasonable efforts to cause such Product Tendered by Producer to conform to the applicable specifications. Producer will promptly undertake commercially reasonable measures to eliminate the cause of such non-conformance.
Section 7.3    Indemnification Regarding Quality. PRODUCER SHALL RELEASE, PROTECT, DEFEND, INDEMNIFY AND HOLD HARMLESS MIDSTREAM CO GROUP FROM AND AGAINST ALL LOSSES DIRECTLY OR INDIRECTLY ARISING OUT OF, IN CONNECTION WITH OR IN ANY MANNER ATTRIBUTABLE TO THE FAILURE OF THE PRODUCT DELIVERED BY PRODUCER TO THE INDIVIDUAL SYSTEM TO MEET THE QUALITY SPECIFICATIONS SET FORTH HEREIN, INCLUDING DISPOSAL COSTS, DAMAGE TO OR SUSTAINED BY THE INDIVIDUAL SYSTEM (INCLUDING THE EQUIPMENT AND COMPONENT PARTS), COSTS EXPENDED BY MIDSTREAM CO OR ANY OF ITS AFFILIATES TO RETURN THE INDIVIDUAL SYSTEM AND RELATED FACILITIES TO SERVICES, CLAIMS OF OTHER PRODUCERS ON THE INDIVIDUAL SYSTEM, CLAIMS OF OWNERS OF ALL DOWNSTREAM FACILITIES AND CLAIMS OF ALL PERSONS WHO ULTIMATELY USE THE NON-CONFORMING PRODUCT DELIVERED BY PRODUCER AND THE COSTS OF ALL REGULATORY OR JURISDICTIONAL PROCEEDINGS.
Article 8
Term
Section 8.1    Term. The term of this Agreement commenced on January 1, 2015, which is the original effective date of the Parties’ agreement regarding the matters set forth herein, and this Agreement shall remain in effect until January 1, 2030 (the “Initial Term”) and thereafter on a Year to Year basis until terminated by Midstream Co or Producer effective upon the expiration of the Initial Term or the expiration of any Year thereafter upon notice no less than 365 Days prior to the expiration of the Initial Term or the

Third Amended and Restated
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expiration of any Year thereafter (such period of time, the “Term”). Notwithstanding the foregoing, with respect to the OpCo Agreement Addendum only, this Agreement shall continue for so long as any Original Midstream Co remains a Party under any Midstream Agreement Addendum then in effect and shall automatically terminate at such time as no Original Midstream Co remains a Party to any Midstream Agreement Addendum.
Section 8.2    Effect of Termination or Expiration of the Term. Upon the termination of the Term, this Agreement shall forthwith become void and the Parties and OpCo shall have no liability or obligation under this Agreement, except that (a) the termination of this Agreement shall not relieve any Party or OpCo from any expense, liability or other obligation or remedy therefor that has accrued or attached prior to the date of such termination, (b) the provisions of Section 2.4(d), Section 3.5, Article 6, Section 7.3, this Section 8.2, Section 9.1, Article 10 (other than Section 10.4), Section 11.3, Article 15 and Section 17.1 through Section 17.10 shall survive such termination and remain in full force and effect indefinitely, and (c) Section 10.4 and Section 17.11 shall survive such termination and remain in full force and effect for the period of time specified in such Sections.
Article 9
Title and Custody
Section 9.1    Title. A nomination of Product by Producer shall be deemed a warranty of title to such Product by Producer or a warranty that Producer Controls the Product and has the right to deliver such Product for gathering under this Agreement, as applicable. Title to Product shall not transfer to Midstream Co by reason of Midstream Co’s performance of the Services.
Section 9.2    Custody. From and after Producer’s delivery of its owned or Controlled Product to Midstream Co at the Receipt Points, and until Midstream Co’s redelivery of such Product to or for Producer’s account at the applicable Delivery Points, as between the Parties, Midstream Co shall have custody and control of, and be responsible for, such Product. In all other circumstances, as between the Parties, Producer shall be deemed to have custody and control of, and be responsible for, such Product.
Article 10
Billing and Payment
Section 10.1    Statements.
(a)    Ordinary Course. Midstream Co shall submit invoices to Producer on or before the 25th Day after the end of each Month (the “Invoice Month”). Each invoice shall be accompanied by supporting information for all amounts charged by such invoice. All amounts owed for Services provided during an Invoice Month shall be reflected on the applicable invoice for such Invoice Month; provided that to the extent any amount appearing on an invoice is in respect of an amount paid by Midstream Co to a Third Party (collectively, the “Reimbursed Amount”) or the calculation of such amount is contingent on information provided by a Third Party (collectively, the “Conditional Amount”), such Reimbursed Amount and

Third Amended and Restated
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Conditional Amount, shall be reflected on an invoice within 90 Days after the end of the Month in which such Reimbursed Amount was paid by Midstream Co.
(b)    Reserved.
(c)    Detail. Midstream Co shall cause its invoices and supporting information to include information reasonably sufficient to explain and support any estimates and charges reflected therein, the reconciliation of any estimates made in a prior Month to the actual measurements for such Month, and any adjustments to prior period volumes and quantities.
(d)    Monthly Loss/ Gain Report. For each Invoice Month, Midstream Co shall deliver a Monthly Loss/ Gain Report to Producer on or before the close of business on the third Business Day following the later of (i) the end of such Invoice Month, or (ii) the Day on which Producer has delivered all data reasonably required by Midstream Co to generate such Monthly Loss/ Gain Report with respect to such Invoice Month. If Midstream Co elects, it may deliver such Monthly Loss/ Gain Report concurrently with the applicable invoice.
(e)    One Invoice; Netting. To the extent that Midstream Co and Producer are party to this Agreement and one or more other Transaction Documents, one invoice may be delivered in respect of all amounts owing under such Transaction Documents. The Parties shall net all undisputed amounts due and owing or past due and owing arising under the Transaction Documents to which Producer and Midstream Co are parties such that the Party owing the greater amount shall make a single payment of the net amount to the other Party. No amounts owing to or by any Midstream Co may be set off against amounts owing to or by any other Midstream Co. No amounts owing to or by any Producer may be set off against amounts owing to or by any other Producer. To the extent possible, all fee adjustments set forth in Article 6 shall be accomplished by setoff or netting.
Section 10.2    Payments.
(a)    Unless otherwise agreed by the Parties, all invoices under this Agreement shall be due and payable in accordance with each invoice’s instructions on or before the later of the 30th Day of each Month and the 10th Day after receipt of the invoice or, if such Day is not a Business Day, then on the next Business Day. All payments by Producer under this Agreement shall be made by electronic funds transfer to the account designated by Midstream Co. Any amounts not paid by the due date will be deemed delinquent and, with respect to amounts owed to Midstream Co, will accrue interest at the Interest Rate, such interest to be calculated from and including the due date but excluding the date the delinquent amount is paid in full.
(b)    If Producer, in good faith, disputes the amount of any invoice of Midstream Co, Producer will pay Midstream Co such amount, if any, that is not in dispute and shall provide Midstream Co notice, no later than 30 Days after the date that payment of such invoice would be due under Section 10.2(a), of the disputed amount accompanied by reasonable documentation to support Producer’s dispute. If Producer fails to provide notice of dispute within such 30-Day period, then Producer shall be deemed to have waived its right to dispute the applicable invoice, except for a dispute following an audit conducted in accordance with

Third Amended and Restated
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Section 10.4. Following Midstream Co’s receipt of such dispute notice, Producer and Midstream Co shall endeavor in good faith to resolve such dispute, and if the Parties are unable to resolve such dispute within a reasonable time, such dispute may be resolved in accordance with Section 17.6 of this Agreement. Upon resolution of the dispute, any required payment shall be made within 15 Days after such resolution, and, if such amount shall be paid to Midstream Co, such amount shall be paid along with interest accrued at the Interest Rate from and including the due date but excluding the date paid.
Section 10.3    Adequate Assurances. If (a) Producer fails to pay according to the provisions hereof and such failure continues for a period of 5 Business Days after written notice of such failure is provided to Producer, (b) Producer is not the Original Producer or (c) Midstream Co has reasonable grounds for insecurity regarding the performance by Producer of any obligation under this Agreement, then Midstream Co, by notice to Producer, may, singularly or in combination with any other rights it may have, demand Adequate Assurance of Performance from Producer. “Adequate Assurance of Performance” means, at the option of Producer, any of the following, (x) advance payment in cash by Producer to Midstream Co for Services to be provided under this Agreement in the following Month or (y) delivery to Midstream Co by Producer of an irrevocable standby letter of credit or a performance bond, in form and substance reasonably acceptable to Midstream Co, issued by a Credit-Worthy Person, in an amount equal to not less than the aggregate proceeds due from Producer under Section 10.1 for the prior 2-Month period. Promptly following the termination of the condition giving rise to Midstream Co’s reasonable grounds for insecurity or payment in full of amounts outstanding, as applicable, Midstream Co shall release to Producer the cash, letter of credit, bond or other assurance provided by Producer (including any accumulated interest, if applicable, and less any amounts actually applied to cover Producer’s obligations hereunder).
Section 10.4    Audit. Each Party has the right, at its sole expense and during normal working hours, to examine the records of the other Party to the extent reasonably necessary to verify the accuracy of any statement, charge or computation made pursuant to the provisions of the Transaction Documents. The scope of such examination will be limited to the 24 Months preceding the date such notice of audit, statement, charge or computation was presented. No Party may conduct more than one audit (taking all Transaction Documents to which Producer is a party together) of another Party during any Year (except that, if a Party is in default hereunder, additional audits may be conducted during the continuance of such default). If any such examination reveals any inaccuracy in any statement or charge, the necessary adjustments in such statement or charge and the payments necessitated thereby shall be made within 60 Days of resolution of the inaccuracy. This provision of this Agreement will survive any termination of this Agreement for the later of (a) a period of 24 Months from the end of the Year in which the date of such termination occurred or (b) until a dispute initiated within the 24 Month period is finally resolved, in each case for the purpose of such statement and payment objections.

Third Amended and Restated
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Article 11
Remedies
Section 11.1    Suspension of Performance; Temporary Release from Dedication.
(a)    Suspension by Midstream Co as Remedy for Payment Default. If Producer fails to pay any invoice rendered under Article 10, such failure is not due to a good faith dispute by Producer in accordance with Section 10.2(b), and such failure is not remedied within five Business Days after Producer’s receipt of written notice of such failure from Midstream Co, Midstream Co shall have the right, at its sole discretion, to (i) suspend performance (including withholding any payments that are owed by Midstream Co to Producer, and such withheld amounts shall not be subject to setoff under Section 10.1(e)) under this Agreement until such amount, including interest at the Interest Rate, is paid in full or (ii) continue performing the Services under this Agreement, and, acting in a commercially reasonable manner, sell any Product delivered by Producer to the Receipt Points on Producer’s behalf, and use the proceeds therefrom to reimburse Midstream Co for any amounts due and owing to Midstream Co, and, at Producer’s election, either (y) remit any excess amounts received under such sale to Producer or (z) reduce the Services Fee due from Producer to Midstream Co for the following Month by the amount of such excess.
(b)    Additional Suspensions as Remedies. If a Party fails to perform or comply with any material warranty, covenant or obligation contained in this Agreement (other than as addressed in Section 11.1(a)) and such failure has not been remedied within 60 Days after its receipt of written notice from the other Party of such failure, then the non-defaulting Party shall have the right to suspend performance of its obligations under this Agreement that are affected by such failure or non-compliance (including withholding any payments that are owed to the other Party, and such withheld amounts shall not be subject to netting or setoff under Section 10.1(e)); provided that Producer may not withhold any payments that are owed to Midstream Co for Services actually performed by Midstream Co.
(c)    Specific Performance and Declaratory Judgments. Damages in the event of breach of this Agreement by a Party hereto may be difficult, if not impossible, to ascertain. Therefore, each Party, in addition to and without limiting any other remedy or right it may have, will have the right to seek a declaratory judgment and will have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach, and enforcing specifically the terms and provisions hereof, and each of the Parties hereto hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction or other equitable relief. The existence of this right will not preclude any Party from pursuing any other rights and remedies at Law or in equity that such Party may have.
Section 11.2    No Election. In the event of a default by a Party under this Agreement, the other Party shall be entitled in its sole discretion to pursue one or more of the remedies set forth in this Agreement, or such other remedy as may be available to it under this Agreement, at Law or in equity, subject, however, to the limitations set forth in Section 11.3 and Article 15. No election of remedies shall be required or implied as the result of a Party’s decision to avail itself of a remedy under this Agreement.

Third Amended and Restated
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Section 11.3    DIRECT DAMAGES. A PARTY’S DAMAGES RESULTING FROM A BREACH OR VIOLATION OF ANY REPRESENTATION, WARRANTY, COVENANT, AGREEMENT OR CONDITION CONTAINED IN THIS AGREEMENT OR ANY ACT OR OMISSION ARISING FROM OR RELATED TO THIS AGREEMENT SHALL BE LIMITED TO ACTUAL DIRECT DAMAGES AND SHALL NOT INCLUDE ANY OTHER LOSS OR DAMAGE, INCLUDING INDIRECT, SPECIAL, CONSEQUENTIAL, INCIDENTAL, EXEMPLARY OR PUNITIVE DAMAGES, INCLUDING LOST PROFITS, PRODUCTION, OR REVENUES, AND EACH PARTY RELEASES THE OTHER PARTY FROM ALL SUCH CLAIMS FOR LOSS OR DAMAGE OTHER THAN ACTUAL DIRECT DAMAGES; PROVIDED THAT THIS LIMITATION TO DIRECT DAMAGES SHALL NOT LIMIT THE PARTIES’ INDEMNIFICATION OBLIGATIONS UNDER Section 3.5(c), Section 7.3, AND Article 15.
Article 12
Force Majeure
Section 12.1    Force Majeure. If either Midstream Co or Producer is rendered unable by an event of Force Majeure to carry out, in whole or part, its obligations under this Agreement and such Party gives notice (which notice may initially be delivered orally so long as written notice is delivered as soon as reasonably practicable thereafter) and reasonably full details of the event (including the nature, extent, effect, and likely duration of the event or circumstances constituting the Force Majeure event) to the other Party as soon as practicable after the occurrence of the event, then, during the pendency of such Force Majeure, but only during that period, the obligations of the Party affected by the event shall be canceled or suspended, as applicable, to the extent required; provided, however, that notwithstanding anything in the foregoing to the contrary, no Party shall be relieved from any indemnification obligation or any obligation to make payments, as the result of Force Majeure, regardless of which Party is affected; provided further that if the Force Majeure impacts only a particular Facility Segment or Individual System, then the suspension of obligations described in this sentence shall apply only to the applicable Facility Segment or Individual System and not to the obligations owing in connection with the rest of the System. The Party affected by Force Majeure shall use commercially reasonable efforts to remedy the Force Majeure condition with all reasonable dispatch, shall give notice to the other Party of the termination of the Force Majeure, and shall resume performance of any suspended obligation promptly after termination of such Force Majeure.
Section 12.2    Extension Due to Force Majeure. If a Party is unable to meet any deadline set forth herein as a result of a Force Majeure, then provided that such Party complies with the provisions of Section 12.1, such deadline shall be extended for a period of time equal to the period of time during which such Party is delayed due to the Force Majeure.

Third Amended and Restated
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Article 13
Change in Law; Uneconomic Service
Section 13.1    Changes in Applicable Law.
(a)    If any new Laws are enacted or amended or any new interpretations in respect of previously existing Laws are issued after the Effective Date that require Midstream Co to make capital expenditures with respect to the System, then Midstream Co may propose an increase to the applicable Individual Fee as may be necessary or appropriate to preserve and continue for the Parties the rights and benefits originally contemplated for the Parties by this Agreement; provided, however, that no increase to the applicable Individual Fee pursuant to this Section 13.1 shall be applicable unless and until, in the reasonable judgment of Midstream Co, Midstream Co would be required to make capital expenditures with respect to the System in order to comply with such new Law that materially and adversely affects the economics of the Services provided, fees received, or the other economic benefits of this Agreement for Midstream Co.
(b)    Producer shall accept or reject, in its sole discretion, Midstream Co’s proposed increase to the Individual Fee within 30 Days after receiving such proposal from Midstream Co. If Producer fails to provide notice of such acceptance or rejection within such 30-Day period, then Producer shall be deemed to have accepted such increase. The Parties will amend, update, or revise the applicable Agreement Addendum in accordance with this Agreement to reflect any changes in the applicable Individual Fees agreed to in accordance with this Section 13.1. If Producer rejects the amount of the proposed increase, then Producer shall elect to either (x) cause Midstream Co to release the Wells, Separator Facilities, Receipt Points, Spacing Units, and Dedicated Production that would have been affected by such increase in accordance with Section 2.4(a)(vii) or (y) at Producer’s sole cost and expense, cause Midstream Co make such capital expenditures with respect to the System in order to comply with such new Law and such capital expenditures shall be included on the monthly invoice and paid in accordance with Section 10.1 and Section 10.2. In the event Producer makes an election under clause (y) above, (i) the Individual Fee shall not be increased pursuant to this Section 13.1 and (ii) the Parties shall meet and cooperate in good faith to ensure any facilities constructed under this clause (b) comply with customary engineering, construction and operating specifications in the industry and such facilities will become part of the Individual System and the property of Midstream Co.
(c)    Producer and Midstream Co shall use their commercially reasonable efforts to comply with new and amended applicable Laws and new interpretations of existing Laws.
Section 13.2    Unprofitable Operations and Rights of Termination.
(a)    Cessation of Services. If, in the sole discretion of Midstream Co, (x) the gathering of Product from any Wells, Separator Facilities or Receipt Points, (y) the delivery of Product to any Delivery Points or (z) the provision of any other Service under this Agreement, is or becomes uneconomical due to its volume, quality, or for any other cause, then Midstream Co shall not be obligated to provide the applicable Services so long as such condition exists.

Third Amended and Restated
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(i)    If Midstream Co suspends Services under this Section 13.2(a) as a result of Producer’s (A) negligence, willful misconduct, or breach of this Agreement, (B) delivery of Product that fails to meet the quality specifications required by Section 7.1, or (C) execution of a plan of development that deviates from the then-applicable Development Report, then Midstream Co may resume providing such Services at any time, upon two Months’ advance written notice delivered to Producer, and the affected Wells, Separator Facilities, Receipt Points, Spacing Units, Dedicated Properties and Dedicated Production shall only be permanently released as a result of suspension under this clause (i) by mutual agreement of the Parties under Section 2.4(a)(iii).
(ii)    If Midstream Co suspends Services under this Section 13.2(a) for any reason other than as specified in clause (i) above and (x) such suspension continues for six consecutive Months or (y) Midstream Co delivers notice to Producer that such suspension shall be permanent, then the applicable Wells, Separator Facilities, Receipt Points, Spacing Units, and Dedicated Production shall be permanently released as specified in Section 2.4(a)(viii).
(b)    Election not to Connect a Planned Well or Planned Separator Facility. If Midstream Co determines, in its discretion, that the connection of an Individual System to any Planned Well or Planned Separator Facility operated by Original Producer, as described in Section 3.1 hereof, would be uneconomical, then upon Midstream Co’s delivery of a System Plan (marked as “Final”) indicating that a requested expansion would be uneconomical pursuant to Section 13.2(e):
(i)    No more than 30 Days after delivery of the System Plan pursuant to Section 13.2(b) above, Midstream Co shall provide Original Producer Midstream Co’s proposed terms and conditions under which it would connect the Individual System to the Planned Well or Planned Separator Facility and transport Product under the terms of this Agreement, including estimated construction costs. Original Producer shall have 30 Days to accept or reject Midstream Co’s terms and conditions. If Original Producer accepts Midstream Co’s proposed terms and conditions, then Midstream Co shall, within 30 Days thereof, provide Original Producer with an updated System Plan detailing the connection of the Individual System to such Planned Well or Planned Separator Facility and such connection shall be governed by Section 3.1. If Original Producer does not respond to Midstream Co’s terms and conditions within such 30-Day period, it shall be deemed to have rejected Midstream Co’s proposed terms and conditions.
(ii)    If Original Producer rejects Midstream Co’s terms and conditions under clause (A) above, then Original Producer may, at its sole cost and expense, simultaneously elect in writing to cause Midstream Co to design, construct and install the facilities necessary to connect the Planned Well or Planned Separator Facility to the Individual System, such facilities will become part of the Individual System and the property of Midstream Co. The Parties shall meet and cooperate in good faith to ensure any facilities constructed under this clause (ii) have the capacity to handle the estimated Dedicated Production in the Development Report and comply with customary engineering, construction and operating specifications in the industry. Within 30 Days of Original Producer’s election hereunder, Midstream Co shall provide Original Producer with an updated System Plan detailing the connection of the Individual System to such Planned Well or Planned Separator Facility,

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any costs and expenses shall be included on the monthly invoice and paid in accordance with Section 10.1 and Section 10.2 and such connection shall otherwise be governed by Section 3.1. Beginning on the first day Midstream Co receives Dedicated Production tendered by Original Producer from any Well or Separator Facility connected in accordance with this clause (ii), then the Individual Fee paid on the Product received from the applicable Well or Separator Facility will be reduced by 30% until such time as the benefit received by Original Producer from the reduced Individual Fee equals 115% of the actual costs incurred by Producer to design, construct and install such facilities.
(c)    Election not to Expand System.
(i)    If Midstream Co determines, in its discretion, that an expansion of the Individual System to satisfy the needs of Producer (other than Original Producer), as described in Section 3.1 hereof, would be uneconomical, then Midstream Co shall neither be obligated to undertake such expansion nor to provide the applicable Services. Producer shall be entitled to a release of the applicable Planned Wells, Planned Separator Facilities and Dedicated Production pursuant to Section 2.4(a)(viii) immediately upon Midstream Co’s delivery of a System Plan (marked as “Final”) indicating that a requested expansion would be uneconomical pursuant to Section 13.2(e).
(ii)    If Midstream Co determines, in its discretion, that an expansion of the Individual System to satisfy the needs of Original Producer (other than connections of any Planned Well or Planned Separator Facility operated by Original Producer), as described in Section 3.1 hereof, then upon Midstream Co’s delivery of a System Plan (marked as “Final”) indicating that a requested expansion would be uneconomical pursuant to Section 13.2(e):

(A)
No more than 30 Days after delivery of the System Plan pursuant to Section 13.2(c)(ii) above, Midstream Co shall provide Original Producer Midstream Co’s proposed terms and conditions under which it would expand the Individual System and transport Product under the terms of this Agreement, including estimated construction costs. Original Producer shall have 30 Days to accept or reject Midstream Co’s terms and conditions. If Original Producer accepts Midstream Co’s proposed terms and conditions, then Midstream Co shall, within 30 Days thereof, provide Original Producer with an updated System Plan detailing the expansion of the Individual System and such expansion shall be governed by Section 3.2. If Original Producer does not respond to Midstream Co’s terms and conditions within such 30-Day period, it shall be deemed to have rejected Midstream Co’s proposed terms and conditions.

(B)
If Original Producer rejects Midstream Co’s terms and conditions under clause (A) above, then Original Producer may, at its sole cost and expense, simultaneously elect in writing to cause Midstream Co to design, construct and install the facilities necessary to expand the

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Individual System, such facilities will become part of the Individual System and the property of Midstream Co. The Parties shall meet and cooperate in good faith to ensure any facilities constructed under this clause (B) have the capacity to handle the estimated Dedicated Production in the Development Report and comply with customary engineering, construction and operating specifications in the industry. Within 30 Days of Original Producer’s election hereunder, Midstream Co shall provide Original Producer with an updated System Plan detailing the expansion of the Individual System, any costs and expenses shall be included on the monthly invoice and paid in accordance with Section 10.1 and Section 10.2 and such expansion shall otherwise be governed by Section 3.1. Beginning on the first day Midstream Co receives Dedicated Production tendered by Original Producer from any expansion of the Individual System in accordance with this clause (B), then the Individual Fee paid on the incremental Product received from the Individual System will be reduced by 30% until such time as the benefit received by Original Producer from the reduced Individual Fee equals 115% of the actual costs incurred by Producer to design, construct and install such facilities.
(d)    Start of Suspension of Services. Midstream Co shall cause any suspension of Services permitted by this Section 13.2 to commence on the first Day of a Month and not on any other Day.
(e)    Supporting Documentation. As soon as Midstream Co determines that an expansion of the Individual System or connection of a Planned Well or Planned Separator Facility to the System will not be economic or that continuing to provide Services at existing facilities has been rendered uneconomic, Midstream Co shall communicate the same to Producer.
(i)    With respect to existing facilities, such notice shall be delivered to Producer at least 60 Days in advance of any proposed curtailment under this Section 13.2 and such notice shall be accompanied by documentation supporting its claim that certain Services have become uneconomical.
(ii)    With respect to planned facilities, Midstream Co shall indicate that providing Services to Planned Wells or Planned Separator Facilities is uneconomical by failing to include the necessary expansion or connection projects in the applicable System Plan and shall provide supporting documentation for its determination that such expansion or connection would be uneconomical, if requested by Producer. If Midstream Co delivers a System Plan (marked as “Final”) describing the necessary expansion or connection projects, such delivery shall be deemed to be a commitment by Midstream Co to complete such expansion or connection without exercising its rights under Section 13.2(b) or Section 13.2(c), as applicable, so long as conditions (including anticipated throughput, pricing, the ability to obtain rights-of-way, Producer’s continued execution of the Development Report, and any other factors deemed material by Midstream Co) do not

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materially change; provided, however that upon the initiation of Services through such expansion or connection project or through a component part of such expansion or connection project, such expansion, connection or applicable portion thereof shall be considered “existing facilities” for purposes of this Section 13.2 and Midstream Co shall have all of the rights set forth herein with respect to existing facilities that become uneconomical. Nothing in this Section 13.2(e) shall give Producer a right to consent to a suspension under this Section 13.2.
(f)    No Obligation to Drill or Operate. Without limiting the right of Producer to revise the Development Report to eliminate any proposed Wells or Separator Facilities, nothing herein shall be construed to require Producer to drill any Well, to continue to operate any Well, to place any new Separator Facility into service or to maintain the operation of any Separator Facility that a prudent operator would not in like circumstances drill or continue to operate.
Article 14
Regulatory Status
Section 14.1    Non-Jurisdictional System. The Services being provided by Midstream Co hereunder are intended to be gathering services, and no Governmental Authority currently establishes the rates or terms of service relating to the Services. This Agreement is subject to all valid present and future Laws of Governmental Authorities now or hereafter having jurisdiction over the Parties, this Agreement, the Services performed, or the System. It is the intent of the Parties that no Governmental Authority shall alter any provisions in the Agreement in such a way that would have the effect of altering the economic benefits of either Party, as originally contemplated under this Agreement. The Parties shall (a) vigorously defend and support in good faith the enforceability of this Agreement and the continuance, without alternation, of the Services in any and all proceedings before any Governmental Authority in which this Agreement is subject to review and (b) not initiate or support, either directly or indirectly, any challenge with any Governmental Authorities to the rates provided herein or any other modification to this Agreement that would alter the economic benefits of a Party as originally contemplated under this Agreement.
Section 14.2    Government Authority Modification. Notwithstanding the provisions of Section 14.1, if the rates are changed or required to be changed or any other modification to this Agreement that alters the economic benefits of a Party, as originally contemplated under this Agreement, in response to any order, regulation, or other mandate of a Governmental Authority, then no such change or modification shall constitute a breach or other default under the terms of this Agreement, and the Parties shall negotiate in good faith to enter into such amendments to this Agreement or a separate arrangement in order to give effect, to the greatest extent possible, the economic benefit as originally contemplated in this Agreement. If, in the reasonable opinion of Midstream Co’s counsel, a Governmental Authority’s regulation of Midstream Co’s results in (a) Midstream Co not having the same economic benefits as originally contemplated under this Agreement or (b) Midstream Co’s or any of its Affiliate’s pipelines becoming subject to additional legal requirements or regulation, and the Parties have not mutually agreed as to how to mitigate or alleviate the foregoing, then Midstream Co shall have the right, without liability, to terminate this Agreement.

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Section 14.3    Conversion to Buy/Sell Agreement. In the event of: (a) a Third Party Assignment; (b) a change of Control (whether via a transfer, sale, assignment, merger, business combination, operation of Law or otherwise) of Noble Energy, Inc. or any of its Affiliates (excluding any Midstream Co) or Noble Energy Midstream Partners LP or any of its Affiliates (excluding any Producer) such that Noble Energy, Inc. and Noble Energy Midstream Partners LP are no longer Affiliates; (c) a change of Control (whether via a transfer, sale, assignment, merger, business combination, operation of Law or otherwise) of any Producer or the Midstream Co under an applicable Agreement Addendum, such that such Producer and the Midstream Co are no longer Affiliates or (d) the Agreement or any Agreement Addendum becoming subject to the jurisdiction of the Federal Energy Regulatory Commission; the Parties shall execute a buy/sell agreement substantially in the form attached hereto as Exhibit F (the “Buy/Sell Agreement”) for the affected Dedicated Production and Dedicated Properties on the same economic terms and conditions as this Agreement or the Agreement Addendum, as applicable. This Agreement shall automatically terminate with respect to such parties and the affected Dedicated Production and Dedicated Properties upon execution of the Buy/Sell Agreement.
Article 15
Indemnification and Insurance
Section 15.1    Reciprocal Indemnity. To the fullest extent permitted by applicable Law and except as otherwise set forth in Section 3.5(c) and Section 7.3:
(a)    Producer Indemnification. Producer shall release, protect, defend, indemnify and hold harmless Midstream Co Group from and against all Losses directly or indirectly arising out of or in connection with bodily injury, death, illness, disease, or loss or damage to property of Producer or any member of Producer Group in any way arising out of or relating to this Agreement, directly or indirectly. THIS RELEASE, DEFENSE AND INDEMNITY OBLIGATION SHALL APPLY REGARDLESS OF FAULT OF MIDSTREAM CO GROUP OR ANY OTHER PERSONS.
(b)    Midstream Co Indemnification. Midstream Co shall release, protect, defend, indemnify and hold harmless Producer Group from and against all Losses directly or indirectly arising out of or in connection with bodily injury, death, illness, disease, or loss or damage to property of Midstream Co or any member of Midstream Co Group in any way arising out of or relating to this Agreement, directly or indirectly. THIS RELEASE, DEFENSE AND INDEMNITY OBLIGATION SHALL APPLY REGARDLESS OF FAULT OF PRODUCER GROUP OR ANY OTHER PERSONS.
(c)    Regardless of Fault. AS USED IN THE PRECEDING TWO SUBCLAUSES, THE PHRASE “REGARDLESS OF FAULT” SHALL MEAN, WITH RESPECT TO ANY LOSS THAT IS CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE, PASSIVE, OR OTHERWISE), STRICT LIABILITY, OR OTHER FAULT, OF ANY MEMBER OF MIDSTREAM CO GROUP OR THE PRODUCER GROUP, WITHOUT REGARD TO THE CAUSE OR CAUSES THEREOF AND WITHOUT LIMITATION OF SUCH LOSS AND WHETHER OR NOT CAUSED BY A PRE-EXISTING CONDITION.

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Section 15.2    Indemnification Regarding Third Parties. Each Party shall release, protect, defend, indemnify and hold the other Party harmless against any Loss by a Third Party that is not a member of the Producer Group or Midstream Co Group, to the extent such Loss (a) is caused by the negligence or willful misconduct of said indemnifying Party or such Party’s Group, or (b) in the case of Producer as indemnifying Party, results from claims by a Third Party of title, rights, or encumbrances in or to Product delivered by Producer to a Receipt Point.
Section 15.3    Penalties. Producer shall release, protect, defend, indemnify, and hold harmless Midstream Co from any Losses resulting from penalties imposed by a Downstream Facility in any transportation contracts or service agreements associated with, or related to, Producer’s owned or Controlled Product, including any penalties imposed pursuant to the Downstream Facility’s tariff.
Section 15.4    Insurance. Midstream Co and Producer shall (a) carry and maintain no less than the insurance coverage set forth in Exhibit D, and (b) cause such insurance to be (i) the primary coverage without any right of contribution from any other insurance held by the other Party to the extent of the insured Party’s indemnification obligations hereunder, and (ii) written and endorsed to include waivers of all subrogation rights of the insurers against Midstream Co and its Group (in the case of Producer’s insurance) or Producer and its Group (in the case of Midstream Co’s insurance). Unless Producer is Original Producer, Producer shall also cause the insurance carried and maintained by it pursuant to this Section 15.4 to be endorsed to name Midstream Co and its Group as additional insureds or provide blanket additional insured status that covers Midstream Co and its Group as additional insureds, except in the case of worker’s compensation insurance. Any insurance provided by OpCo on behalf of Midstream Co that comports with this Section 15.4 shall be deemed to satisfy these requirements.
Article 16
Assignment
Section 16.1    Assignment of Rights and Obligations under this Agreement.
(a)    Assignment. Except as specifically otherwise provided in this Agreement, no Party nor OpCo shall have the right to assign its rights and obligations under this Agreement (in whole or in part) to another Person except with the prior consent of Midstream Co (in the case of an assignment by Producer) or Producer (in the case of an assignment by OpCo or Midstream Co), which consent may be withheld at such Party’s sole discretion. Notwithstanding the foregoing, Producer may assign its rights and obligations under this Agreement to any Person to whom Producer assigns or transfers an interest in any of the Dedicated Properties insofar as this Agreement relates to such Dedicated Properties without the consent of Midstream Co; provided that (A) such Person assumes in writing the obligations of Producer under this Agreement insofar as it relates to the portion of the Dedicated Properties so assigned or transferred, such writing shall take the form of an Agreement Addendum, executed by the applicable Midstream Co and the Producer Assignee (and others, if appropriate) and such writing shall be recorded in the real property records of the counties in which the Dedication Area is located, (B) such assignment is made subject to this Agreement, (C) if such assignment or transfer is made to an Affiliate of Producer, the Original Producer shall not be released from any of its obligations under this Agreement, and (D) if such transfer or assignment is to a

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Producer Assignee (a “Third Party Assignment”): (1) the Original Producer shall be released from its obligations under this Agreement with respect to the Dedicated Properties so assigned or transferred, (2) at least thirty (30) Days prior to the closing date of the Third Party Assignment (or, if the period between signing and closing is less than thirty (30) Days, as early as possible and in no event less than two Business Days prior to the closing of the Third Party Assignment), Producer shall cause the proposed Producer Assignee to deliver an updated Development Report to Midstream Co, (3) prior to or on the closing date of the Third Party Assignment, the Producer Assignee shall deliver to Midstream Co (x) a copy of the writing pursuant to which the Third Party Assignment is occurring, and (y) documentation of any Conflicting Dedication affecting any Product of the Producer Assignee that would otherwise be considered Dedicated Production, and (4) such Person executes a Buy/Sell Agreement in accordance with Section 14.3.
(b)    Notice; Binding Effect. Within 30 Days prior to the date of execution of a permitted assignment by Producer, Producer shall give Midstream Co notice of any assignment of this Agreement or Dedicated Properties. Midstream Co shall give Producer written notice of any assignment of this Agreement within 30 Days after the date of execution of such permitted assignment. This Agreement shall be binding upon and inure to the benefit of the respective permitted successors and assigns of the Parties. Any attempted assignment made without compliance with the provisions set forth in this Section 16.1 shall be null and void ab initio.
(c)    Releases not Assignments. Any release of any of the Dedicated Properties from the Dedications pursuant to Section 2.4 shall not constitute an assignment or transfer of such Dedicated Properties for the purposes of this Article 16.
Section 16.2    Pre-Approved Assignments.
(a)    Each Party shall have the right without the prior consent of the others to (i) mortgage, pledge, encumber or otherwise impress a lien or security interest upon its rights and interest in and to this Agreement, and (ii) make a transfer pursuant to any security interest arrangement described in clause (i) above, including any judicial or non-judicial foreclosure and any assignment from the holder of such security interest to another Person.
(b)    Original Producer (but not any subsequent Producer or Producer Assignee) may Transfer Dedicated Properties free of the terms, conditions and obligations of this Agreement in a Transfer (a “Proposed Transaction”), subject to Original Producer’s compliance with the following:
(i)    Where such Transfer is an exchange of Net Acres of undeveloped Dedicated Properties (the “Outbound Acreage”) for equivalent Net Acres of properties of a Third Party located in the Dedication Area, which such properties become subject to the Dedication under this Agreement (the “Inbound Acreage”), as determined by Original Producer in good faith taking into account (v) the number of Net Acres in the Outbound Acreage compared to the Inbound Acreage (which must be within plus or minus 10%), (w) the location and proximity to of the Inbound Acreage to an Individual System, including anticipated costs and expenses to install, build, construct or otherwise place into service infrastructure for the Outbound Acreage compared to the Inbound Acreage (x) the production reserves, development plan and timing to bring

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such production online of the Outbound Acreage compared to the Inbound Acreage, (y) the value of the Outbound Acreage vs. the Inbound Acreage (disregarding any benefit that is expected to accrue to Original Producer and its Affiliates, but including any value that Midstream Co could reasonably be expected to gain through the Proposed Transaction), and (z) such other operational and financial considerations as would be taken in similar transactions in accordance with generally accepted industry practice (including by way of accelerating volumes to be gathered by Midstream Co and whether Original Producer is trading non-operated acreage for operated acreage); then:

(A)
Original Producer shall give Midstream Co at least 60 Days’ prior written notice of the Proposed Transaction, which notice shall be by email from an authorized officer of Producer holding an office of vice president or more senior and shall include (1) descriptions of the Inbound Acreage (including section, township and range (or similar information), an estimate of the number of gross acres in a lease multiplied by the lessor’s mineral interest (“Lease Acres”), Net Acres, Lease Acres multiplied by the applicable net revenue interest (“Net Revenue Acres”), and the portion of such Lease Acres that Original Producer anticipates it would operate, if it acquires such acreage), (2) descriptions of the Outbound Acreage (including section, township and range (or similar information), an estimate of the number of Lease Acres, Net Acres, Net Revenue Acres, and the portion of such Lease Acres that Producer anticipates it would have operated, had it not assigned such acreage) and reasonably detailed supporting documentation of Producer’s analysis pursuant to clauses “(v)” through “(z)” above, (3) name of the entity or entities that are counterparties to the Proposed Transaction, if not confidential, (4) a detailed description of the Services that would be provided on the Outbound Acreage vs. the Inbound Acreage, (5) the value that Producer anticipates that it would receive if Producer consummates the Proposed Transaction and the value that Producer anticipates it will lose if it does not consummate the Proposed Transaction, and (6) any other information as Producer determines to be germane;

(B)	The intended execution date for the Proposed Transaction and the intended closing date for the Proposed Transaction;

(C)
Midstream Co shall have 15 Business Days to provide written notice to Original Producer if it disputes that the Outbound Acreage and Inbound Acreage are equivalent, together with reasonably detailed supporting documentation; and

(D)	Producer shall reimburse Midstream Co in full for all actual costs and expenses incurred by Midstream Co to install, build, construct or otherwise

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place into service infrastructure for the Outbound Acreage, so long as Midstream Co had informed Producer of its intention to install, build, construct or otherwise place into service the applicable infrastructure by inclusion of same in a System Plan delivered prior to the closing of the applicable Transfer.
(c)    Upon Producer or its Affiliate (as applicable) providing reasonable documentation to show that it has satisfied, or will satisfy upon the closing of the Proposed Transaction, the applicable requirements of Section 16.2(b) above, then, subject to such satisfaction of the applicable requirements of Section 16.2(b) above, Producer and/or its Affiliate (as applicable) shall be entitled to a permanent release from the Dedications of its relevant interests in the Dedicated Properties and the production attributable thereto, effective as of the closing of the Proposed Transaction. If Producer or its Affiliate is entitled to a release from the Dedications pursuant to this Section 16.2, Midstream Co shall, within 10 Days following Producer’s written request, execute and deliver to Producer a release agreement, reasonably acceptable to all Parties and in recordable form, that reflects such release from the Dedications. If the Proposed Transaction does not occur within 120 Days of the satisfaction of the requirements of this Section 16.2, Producer or its Affiliate will not consummate the Proposed Transaction without again complying with this Section 16.2.
Section 16.3    Change of Control. Except as provided in Section 16.1, nothing in this Article 16 shall prevent Producer’s members or owners from transferring their respective interests (whether equity or otherwise and whether in whole or in part) in Producer and nothing in this Article 16 shall prevent Midstream Co’s members or owners from transferring their respective interests (whether equity or otherwise and whether in whole or in part) in Midstream Co. However, if a change of Control of a Party gives rise to a reasonable basis for insecurity on the part of the other Party, such change of Control may be the basis for a request of Adequate Assurance of Performance. Each member or owner of Producer or Midstream Co, as applicable, shall have the right to assign and transfer such member’s or owner’s interests (whether equity or otherwise and whether in whole or in part) in Producer or Midstream Co, as applicable, without restriction contained in this Agreement. As a condition prior to such change of Control that results in Producer and Midstream Co. not being Affiliates after the completion of such change of Control, the Parties shall execute a Buy/Sell Agreement in accordance with Section 14.3.

Article 17
Other Provisions
Section 17.1    Relationship of the Parties. The execution and delivery of an Agreement Addendum shall create a binding agreement between the Parties signatory thereto or, in the case of the OpCo Agreement Addendum, the Producer signatory thereto and OpCo, consisting of the terms set forth in such Agreement Addendum together with the terms set forth in these Agreement Terms and Conditions. The signatories of one Agreement Addendum shall not be bound to or otherwise in privity of contract with the signatories of any other Agreement Addendum, and the execution and delivery of each Agreement Addendum shall form a separate and distinct contract. This Agreement shall not be deemed or construed to create, a partnership,

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joint venture or association or a trust between or among Producer, Midstream Co, and OpCo or the persons party to any other Agreement Addendum. This Agreement shall not be deemed or construed to authorize any Party or OpCo to act as an agent, servant or employee for any other Party or OpCo for any purpose whatsoever except as explicitly set forth in this Agreement. In their relations with each other under this Agreement, the Parties and OpCo shall not be considered fiduciaries.
Section 17.2    Notices. Unless otherwise specified in the applicable provision, all notices, consents, approvals, requests, and other communications required or permitted to be given under this Agreement shall be in writing and delivered personally, or sent by bonded overnight courier, mailed by U.S. Express Mail or by certified or registered United States Mail with all postage fully prepaid, return receipt requested, or, except in the case of notices of breach or default, sent by electronic mail (including with a PDF of the notice or other communication attached), in each case, addressed (i) if to Producer, at the address set forth on the applicable Agreement Addendum and (ii) if to Midstream Co or OpCo, then to OpCo and the applicable Midstream Co, at the address set forth on the applicable Agreement Addendum; provided that in the case of any notice by electronic mail, such notice is confirmed by communication via another method permitted by this Section 17.2. Any notice, consent, approval, request, or other communication (“Communications”) given in accordance herewith shall be deemed to have been given when (a) actually received or rejected by the addressee in person or by courier, (b) (reserved), or (c) actually received or rejected by the addressee upon delivery by overnight courier or United States Mail, as shown in the tracking report or return receipt, as applicable. Communications may not be transmitted by electronic mail, except for ordinary course business communications that shall be deemed to be received, if transmitted during normal business hours on such Business Day, or if transmitted after normal business hours, on the next Business Day. Any Person may change their contact information for notice by giving notice to the other Party and, in the case of Producer, OpCo in the manner provided in this Section 17.2.
Section 17.3    Entire Agreement; Conflicts. This Agreement (consisting of these Agreement Terms and Conditions and the applicable Agreement Addendum) constitutes the entire agreement of Producer and Midstream Co or OpCo (as applicable) pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, of Producer and Midstream Co or OpCo (as applicable) pertaining to the subject matter hereof. There are no warranties, representations, or other agreements between Producer and Midstream Co or OpCo (as applicable) relating to the subject matter hereof except as specifically set forth in this Agreement, including the exhibits hereto, and no Party or OpCo shall be bound by or liable for any alleged representation, promise, inducement, or statements of intention not so set forth.

Section 17.4    Waivers; Rights Cumulative. Any of the terms, covenants, or conditions hereof may be waived only by a written instrument executed by or on behalf of the Person waiving compliance. No course of dealing on the part of any Party or OpCo, or their respective officers, employees, agents, or representatives, nor any failure by a Party or OpCo to exercise any of its rights under this Agreement shall operate as a waiver thereof or affect in any way the right of such Party or OpCo at a later time to enforce the performance of such provision. No waiver by any Party or OpCo of any condition, or any breach of any term or covenant contained in this Agreement, in any one or more instances, shall be deemed to be or construed

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as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term or covenant. The rights of Producer, Midstream Co, and OpCo (as applicable) under this Agreement shall be cumulative, and the exercise or partial exercise of any such right shall not preclude the exercise of any other right.
Section 17.5    Amendment.
(a)    This Agreement may be amended only by an instrument in writing executed (except as otherwise set forth in this Section 17.5) by Producer and Midstream Co or OpCo, as applicable, and expressly identified as an amendment or modification.
(b)    In the event of a conflict between (i) these Agreement Terms and Conditions or any exhibit to this agreement, on the one hand, and (ii) an applicable Agreement Addendum, on the other, the applicable Agreement Addendum shall control.
Section 17.6    Governing Law; Arbitration. This Agreement shall be governed by and construed in accordance with the Laws of the State, excluding any conflicts of law rule or principle that might refer construction of such provisions to the Laws of another jurisdiction. Any dispute, controversy, or claim arising out of or relating to this Agreement shall be finally settled by arbitration in accordance with the CPR Institute for Dispute Resolution Rules for Non-Administered Arbitration then in effect (the “Rules”) by a sole arbitrator appointed in accordance with the Rules. The arbitrator is not empowered to award consequential, indirect, special, punitive or exemplary damages, and each Party and OpCo irrevocably waives any damages in excess of actual damages. Arbitration shall be held in the English language in the State, and the decision of the arbitration panel shall include a statement of the reasons for such decision, and the award shall be final and binding on Producer and Midstream Co or OpCo, as applicable. Awards shall be final and binding on Producer and Midstream Co or OpCo, as applicable, from the date they are made and judgment upon any award may be entered in any court having jurisdiction. The arbitrator shall apply the Laws of the State, excluding any conflicts of law rule or principle that might refer construction of such provisions to the Laws of another jurisdiction.
Section 17.7    Parties in Interest. Except for parties indemnified hereunder, nothing in this Agreement shall entitle any Person other than the Parties and OpCo to any claim, cause of action, remedy or right of any kind.
Section 17.8    Preparation of Agreement. The Parties and OpCo and their respective counsel participated in the preparation of this Agreement. In the event of any ambiguity in this Agreement, no presumption shall arise based on the identity of the draftsman of this Agreement.
Section 17.9    Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any adverse manner to any Party or OpCo. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, Producer

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and Midstream Co or OpCo, as applicable, shall negotiate in good faith to modify this Agreement so as to effect the original intent of Producer and Midstream Co or OpCo, as applicable, as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible. A ruling of invalidity, illegality or unenforceability as to one Agreement shall only be applicable to that Agreement, not all the Agreements covered by these Agreement Terms and Conditions.
Section 17.10    Counterparts. This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all of such counterparts shall constitute for all purposes one agreement. Any signature hereto delivered by a Party or OpCo by electronic mail shall be deemed an original signature hereto; provided that the originals of any such electronically provided signatures shall be provided by the signatory, if requested by the other Party (or OpCo) within a week of exchanging such signatures.
Section 17.11    Confidentiality. All data and information exchanged by the Parties and OpCo (other than the terms and conditions of this Agreement) and all pricing terms shall be maintained in strict and absolute confidence and no Party nor OpCo shall disclose, without the prior consent of the other Parties and OpCo, any such data, information or pricing terms unless the release thereof is required by Law (including any requirement associated with an elective filing with a Governmental Authority) or the rules or regulations of any stock exchange on which any securities of the Parties, OpCo, or any Affiliates thereof are traded. Nothing in this Agreement shall prohibit the Parties or OpCo from disclosing whatever information in such manner as may be required by applicable Law; nor shall any Party or OpCo be prohibited by the terms hereof from disclosing information acquired under this Agreement to any financial institution or investors providing or proposing financing to a Party, OpCo, or to any Person proposing to purchase the equity in any Party or OpCo or the assets owned by any Party or OpCo. Notwithstanding the foregoing, the restrictions in this Section 17.11 will not apply to data or information that (i) is in the possession of the Person receiving such information prior to disclosure by the other Party or OpCo, (ii) is or becomes known to the public other than as a result of a breach of this Agreement or (iii) becomes available to a Party or OpCo a non-confidential basis from a source other than the other Party or OpCo, provided that such source is not bound by a confidentiality agreement with, or other fiduciary obligations of confidentiality to, the other Party or OpCo. This Section will survive any termination of this Agreement for a period of 24 Months from the end of the Year in which the date of such termination occurred.
(End of Agreement Terms and Conditions)

Third Amended and Restated
Crude Oil Gathering Agreement

IN WITNESS WHEREOF, the Parties have caused these Agreement Terms and Conditions to be executed as of the T&C Effective Date.

On behalf of each Midstream Co:

NOBLE MIDSTREAM PARTNERS LP
By: Noble Midstream GP LLC, its general partner

By: /s/ Thomas W. Christensen
Name: Title:	Thomas W. Christensen Chief Financial Officer

On behalf of each Producer:

NOBLE ENERGY, INC.

By: /s/ Aaron G. Carlson
Name: Title:	Aaron G. Carlson Vice President

OpCo:

NOBLE MIDSTREAM SERVICES, LLC

By: /s/ Thomas W. Christensen
Name: Title:	Thomas W. Christensen Chief Financial Officer

[Signature Page to the Third Amended and Restated Agreement Terms and Conditions Relating to Crude Oil Gathering Services]